Exhibit 10.21

GROUND LEASE

THIS GROUND LEASE (hereafter “Lease”) is made effective as of the 29th day of July 1998, by and among John M. Huish, Trustee of the Huish Land Trust dated May 24,1984, as to an undivided fifty (50%) interest, and Carolyn B. Huish Properties, a California limited partnership, by John M. Huish general partner, as to an undivided fifty (50%) interest, (hereafter, collectively the “Landlord”); Festival Fun Parks, LLC, a Delaware limited liability company (hereafter “Tenant”) who hereby agree as follows:

RECITALS

This Lease is entered into in contemplation of the following facts and circumstances:

A.                      Landlord owns certain real property located in the City of San Diego, County of San Diego, State of California, commonly known as San Diego (805) Family Fun Center and legally described in Exhibit “A” attached hereto (the “Land”).

B.                        Tenant is acquiring the Improvements and Buildings (as hereinafter defined) located on the Land from Huish Family Fun Centers, Inc., a California corporation (“HFFC”) concurrent with execution of this Lease and Landlord desires to lease to Tenant and Tenant desires to lease from Landlord the Land upon the terms and conditions set forth herein.

LEASE

For and in consideration of the rents to be paid and covenants to be performed by Tenant under this Lease, Landlord hereby agrees to lease, and Tenant agrees to hire from Landlord, on the terms and conditions set forth in this Lease, the Land, together with all easements, rights, and [ILLEGIBLE] in connection therewith. As of the date of this Lease, Landlord has terminated all other [ILLEGIBLE] of the Land. Except as expressly provided to the contrary in this Lease, any reference to “Land” means the real property plus any appurtenances and easements described in Exhibit “A” exclusive of any Improvements now or hereafter located on the Land, notwithstanding that any such Improvements may or shall be construed as affixed to and as constituting part of the Land as fixtures or otherwise, and without regard to whether ownership of the Improvements is in Landlord or in Tenant.

Title to the leasehold estate created and demised under this Lease is subject to all exceptions, easements, rights, rights-of-way and other matters of record, set forth in the preliminary report issued by Chicago Title Insurance Company dated March 10, 1998, a copy of which is attached hereto as Exhibit “B”.

1.                          USE. Tenant shall use the Land for the purpose of constructing, maintaining, and operating for profit an amusement facility under the trade name Festival Fun Parks, LLC including, without limitation, the following amusement attractions: miniature golf; baseball batting cages; electronic games; bumper boats; go-karts; mazes; hard rides; and other Festival Fun Parks attractions; provided, however, Tenant can vary the use consistent with the then highest and best use of the Land, as reasonably determined by Tenant from time to time during the term, in which event Landlord agrees not to unreasonably withhold its consent to amend this paragraph to allow and authorize such alternate use; provided however, Landlord may consider the impact of the proposed change on the Gross Income derived from the Land, Buildings and  Improvements in giving or withholding its consent. Subject to such right of Landlord, Landlord acknowledges that Tenant may change the use of the Land pursuant to Paragraph 6.1 of this Lease. Tenant shall use commercially reasonable efforts to use and permit use of the Land for purposes permitted by this Paragraph 1 which in Tenant’s reasonable opinion will maximize Gross Income (as hereinafter defined). Tenant shall not use and shall not permit or suffer the Land or any portion of the Land to be used in any manner that would violate the provisions of any certificate of occupancy or conditional use permit issued with respect to any of the Improvements, or any other license, permit, or other governmental authorization that is required for the lawful use or occupancy of all or any portion of the Land or the Improvements. If any license, permit or other governmental authorization is required for the lawful use or occupancy of all or any portion of the Land or the Improvements, Tenant shall procure and maintain the same throughout the term of this Lease or throughout the duration of the period the same shall be required. Tenant will not use the Land inconsistent with any private covenant, condition or restriction, currently recorded or hereafter consented to in writing by Tenant (“CC&R’s”), any conditional use permit (“CUP”) or any other zoning or other restrictive provision to which the Land is subject.

2.                          TERM. The term of this Lease is 34 years and 11 months, beginning on the date of this Lease and ending at 12:00 midnight May 31, 2033, unless sooner terminated as provided for in this Lease.

3.                          RENT. Tenant shall pay to Landlord without abatement, deduction, diminution, offset, or reduction the following sums during the terms of the Lease:

3.1                     Percentage Rent. Tenant shall pay to Landlord (in their respective undivided percentage interests) the following amount as Percentage Rent during the term of this Lease:

3.1.1            Except as provided in Section 3.1.2 below, Tenant shall pay to Landlord Twelve Percent (12%) of Tenant’s Gross Income from its business operations on the Land (“Percentage Rent”). Any Percentage Rent payable under this Lease shall be payable, in arrears, on the 21st day of each month based on Tenant’s Gross Income from the next preceding month. Tenant shall pay Percentage Rent to Landlord at the address indicated herein for notices to

Landlord. In no event shall the Percentage Rent due from Tenant to Landlord during each Fiscal Year (as defined in Section 3.1.5 below), be less than Two Hundred Forty Thousand Dollars ($240,000) (the “Minimum Rent”). If at the end of the Fiscal Year, Percentage Rent paid to Landlord does not equal or exceed Two Hundred Forty Thousand Dollars ($240,000) in that Fiscal Year, Tenant shall remit the difference between the Percentage Rent paid during that Fiscal Year and Two Hundred Forty Thousand Dollars ($240,000) on July 21 of the ensuing Fiscal Year. Tenant shall pay to Landlord a minimum of Two Hundred Forty Thousand Dollars ($240,000) rent during any Fiscal Year or Twelve Percent (12%) of all Gross Income, whichever is greater.

3.1.2            Tenant may propose and Landlord will accept a sublease by Tenant to a McDonald’s franchise or an equivalent food provider on the Land provided the rent to be paid to Landlord by Tenant for such use (regardless of the method of calculation for such rent) shall be at least essentially equivalent in rental income to the Rent derived from a Bullwinkle’s Restaurant previously operated on the Land pursuant to this Lease or as evidenced by other Bullwinkle’s Restaurants operated at other Fun Centers. Gross sales from such subtenant shall not be included in Gross Income in calculating Percentage Rent under 3.1.1 above. The rent and calculation of rent due from Tenant to Landlord for such subleased space shall be negotiated concurrent with execution of such sublease and specified in an amendment to this Lease.

3.1.3.         Gross Income consists of the total as determined under the cash method of accounting, of the following:

(a)                       Income from gross sales of Tenant and/or all licensees and concessionaires of Tenant, from all businesses conducted upon or from the Land by Tenant and all others, whether such gross income be evidenced by check, credit, charge account, or otherwise, and shall include, but not be limited to, the amounts received from the sale of goods, food, beverage, wares, merchandise, game machine proceeds, from any amusement, recreational or other use of the Land, Buildings or Improvements, participation in sales, deposits not refunded and not required to be refunded at a later date, and other amounts passing to Tenant chargeable or collected pursuant to any sublease (as hereinafter defined) of the Land, Buildings or Improvements, or pursuant to any license, consignment, concession or agreement pertaining to the Land, Buildings or Improvements, and for services performed on or from the Land, Buildings or Improvements, whether such sales or services be made by means of merchandise or vending machines on the Land, Buildings or Improvements, or by provision of goods or services to locations offsite of the Land except for goods and services provided from one Fun Center of Tenant to another Fun Center. If any one or more departments

3.1.5            Tenant shall keep true and correct records of the Gross Income and deductions as provided in Paragraphs 3.1.1 and 3.1.2. All records relating to the management, operation, maintenance, repair, construction or alteration of, or addition to the Land and Improvements shall be kept at the principal office of Tenant for not less than three years after delivery of the required annual report. Landlord shall have the right, at its cost and at any reasonable time and from time to time after giving prior written notice to Tenant, to do or cause to be done any of the following: to audit the records or cause an audit of the records to be made; to make abstracts from the records; to make copies of any and all of the records; to examine any or all Subleases; and to make copies of any or all Subleases. Tenant shall make all records specified in the notice available at the time specified in the notice, if reasonable, and at the place where the records are to be kept pursuant to this Paragraph. All information so obtained by Landlord or otherwise obtained under the percentage rent provisions of this Lease shall be treated as confidential except in any litigation or arbitration proceedings between Landlord and Tenant or Landlord or any Sublessee, concessionaire or licensee and except, further, that Landlord may divulge the information to a prospective buyer or encumbrancer of the Land or of Landlord’s interest in the Lease or to a governmental agency or employee thereof demanding the information. If the audit discloses that the Gross Income was understated, Tenant shall pay the additional Percentage Rent forthwith; in the event the additional Percentage Rent due shall exceed the previously paid rent by the sum of ten percent (10%) of the Percentage Rent previously paid, Tenant shall also pay to Landlord together with interest thereon from the date it was due at the maximum interest rate then permitted by law; and provided further, and in addition, if the error was in excess of three percent (3%), Tenant shall pay Landlord’s reasonable audit costs.

3.1.6            A “Fiscal Year” shall be considered to begin on the first day of July of each year during the term of this Lease and each subsequent anniversary date of the beginning of the first Fiscal Year. Partial years preceding the first Fiscal Year and following the last full Fiscal Year of the term of this Lease, for purposes of the Minimum Rent computation specified above, shall be prorated as to the portion of the Fiscal Year which has elapsed during the term of this Lease in calculating Minimum Rent. In consideration of the provisions of Section 3.1.1 of this Lease, Tenant shall not have any right to change the Fiscal Year.

4.                          NO PARTNERSHIP OR JOINT VENTURE. Nothing in this Lease shall be construed to render the Landlord in any way or for any purpose a partner, joint venturer, or associate in any relationship with Tenant other than that of Landlord and Tenant, nor shall this Lease be construed to authorize either party to act as agent for the other.

5.                          TAXES, ASSESSMENTS AND UTILITIES. The Parties shall have the following responsibilities for payment of taxes, assessments and utilities:

5.1                     Payment of Taxes and Assessments. Tenant shall pay or cause to be paid without any abatement, deduction, diminution or offset (except as permitted by Paragraph 5.3), (i) all real and personal property taxes, general and special assessments, excises, impositions, levies and other charges of every description now or hereafter levied on, assessed against or otherwise imposed with respect to, the Land, improvements located on the Land, personal property located on or in the Land or Improvements, the leasehold estate created hereby, or any subleasehold estate or any right of occupancy under any concession, license, or other agreement, and (ii) the portion of any taxes or other impositions in the nature of a tax on Landlord’s right to do business attributable to Landlord’s rights, powers, duties, or obligations under this Lease, to the full extent of installments accruing during the term of this Lease, whether belonging to, or chargeable against, Landlord or Tenant, or anyone claiming by, through, or under Tenant (hereinafter, collectively ‘Taxes’). In addition, Tenant shall also pay any Taxes, however described, which may hereafter be levied, assessed, or imposed in lieu of, as a substitute (in whole or in part) for, or as an addition to, any other Taxes payable by Tenant hereunder. Tenant shall make all such payments direct to the charging authority at least ten (10) days before delinquency and before any fine, interest, or penalty shall become due or be imposed by operation of law for their nonpayment. If, however, the law expressly permits the payment of the Taxes in installments (whether or not interest accrues on the unpaid balance) Tenant may, at Tenant’s election, utilize the permitted installment method, but shall pay each installment with interest, if any, before delinquency. Notwithstanding the above, no affirmative obligation shall be created for the Tenant to pay any tax, assessment, or other charge which is not or cannot under any circumstances result in a lien against the Land, Improvements, or leasehold estate or Tenant’s or Landlord’s interest therein, excepting any Tax described in clause (ii), above.

5.2                     Proration of Taxes. All payments of Taxes, including permitted installment payments, shall be prorated for the years in which this Lease commences and terminates. For permitted installment payments, Tenant shall pay the prorated portion of those installments falling due after the beginning of the term and prior to the end of the term.

5.3                     Contest of Taxes. Tenant may contest the legal validity or amount of any Taxes prior to their delinquency, and may institute any proceedings Tenant considers necessary, at Tenant’s cost. If Tenant contests any Taxes, Tenant may withhold or defer payment or pay under protest, but shall protect Landlord and the Premises by adequate surety bond or other appropriate security satisfactory to Landlord in its reasonable discretion, which judgment shall be deemed to be reasonable until otherwise determined by a final judgment of a court of competent jurisdiction. Tenant shall be responsible for and shall pay all costs and expenses in any contest or legal proceeding instituted by Tenant. Landlord shall-join with Tenant for the purpose of contesting any Taxes only when such joinder is required to properly carry out such contest and only after Tenant has agreed in writing to fully indemnify Landlord against all and any costs and expenses relating to the contest. In no event shall Landlord be subjected to any liability for costs or expenses connected to any contest by Tenant, and Tenant agrees to indemnify and hold harmless from any such costs or expenses.

5.4                     Exemptions. Tenant’s obligations to pay Taxes shall not include the following, whatever they may be called: income, gift, franchise, estate, inheritance, succession, capital levy or transfer tax levied or assessed against Landlord by federal, state, or other governmental agency.

5.5                     Proof of Compliance. Tenant shall retain at its sole cost and expense for the duration of this Lease a tax service in form and from a company acceptable to Landlord to notify Landlord whether the Taxes have been paid, and will provide when requested, receipts and other evidence reasonably required by Landlord establishing proof of compliance with this Paragraph 5.

5.6       Payment of Utilities. Tenant shall pay or cause to be paid, and hold Landlord and the property of Landlord including the Land free and harmless from, all charges for the furnishing of gas, water, electricity, telephone service, and other public utilities to the Land during the term of this Lease and for the removal of garbage and rubbish from the Land during the term of this Lease.

6.                          MAINTENANCE OF LAND AND IMPROVEMENTS. The Parties shall have the following responsibilities with regard to maintenance of the Land and Improvements.

6.1                     Duty to Maintain. Throughout the term of this Lease, Tenant shall, at Tenant’s sole cost and expense, and at no cost or expense to Landlord, maintain the Land, Buildings (as hereinafter defined), and the Improvements in accordance with all applicable laws, permits, licenses and other governmental authorizations, rules, ordinances, orders, decrees and regulations now or hereafter enacted, issued, or promulgated by federal, state, county, municipal, and other governmental agencies, bodies, and courts having or claiming jurisdiction and all their respective departments, bureaus, and officials (“Laws”).

Tenant shall promptly and diligently repair, restore, alter, add to, remove, and replace, as required, the Buildings and/or Improvements to maintain or comply as stated above, or to remedy all damage to or destruction of all or any part of the Buildings and/or Improvements, whether from act of God, fire, casualty, condemnation or otherwise; provided, that if during the last ten (10) years of the term of this Lease, a casualty occurs for which insurance is not required under this Lease and which causes damage(s) in excess of fifty percent (50%) of the then fair market value of the Buildings and/or Improvements, or fifty percent (50%) of the pre-casualty replacement costs of such Buildings and/or Improvements, whichever is greater, then Tenant may elect to terminate this Lease. Any repair, restoration, alternation, addition, removal, maintenance, replacement, and other act of compliance under this Paragraphs (hereafter collectively referred to as “Restoration”) shall be completed by Tenant whether or not funds are available from insurance proceeds, condemnation proceeds or Subtenant contributions. The Restoration shall satisfy the requirements of any Sublease then in effect for the Buildings and/or Improvements with respect thereto or, if no Sublease is then in effect, shall be repaired or restored at least to the type, standard and quality of the Buildings and/or Improvements in existence prior to the date of such damage or destruction. Notwithstanding the foregoing, Tenant can upon Restoration vary the type, standard and/or quality of the buildings and/or Improvements consistent with the then highest and best use of the Land, as reasonably determined by Tenant and as approved by Landlord in its reasonable discretion (Landlord may specifically consider the impact of any replacement or alteration on the Gross Income generated by the Buildings and/or Improvements as proposed to be restored); and Tenant shall have the right to obtain appropriate studies, plans, permits and approvals for purposes of varying the Buildings and/or Improvements consistent therewith; provided, however, in the event Tenant elects to vary the Buildings and/or Improvements as provided above, Tenant shall pay full Minimum Rent until the Restoration is completed; provided, further, that if Tenant fails to complete the Restoration within a period of two (2) years, Landlord may terminate this Lease upon written notice to Tenant. Nothing in this provision defining the duty of maintenance shall be construed as limiting any right given elsewhere in this Lease to alter, modify, demolish, remove, or replace any building and/or Improvement. No deprivation, impairment, or limitation of use resulting from any event or work contemplated by this Paragraph shall entitle Tenant to any abatement, deduction, diminution, offset, or reduction in Minimum Rent nor to any termination or extension of the term, except as expressly provided otherwise herein. Tenant’s obligation to maintain the Land and all Buildings and/or Improvements under this Paragraph also requires that Tenant employ Tenant’s best efforts to cause to be operated its business thereon in a manner that will produce at all times the maximum volume of Gross Income.

6.2                     Contest by Tenant. Subject to Tenant’s obligation to pay Minimum Rent without deduction or offset, [illegible] prior written notice to Landlord, Tenant has the right to contest by appropriate judicial or administrative proceedings, without cost or expense to Landlord, the validity or application of any Laws requiring Tenant to repair, maintain, alter, or replace the Buildings and/or Improvements in whole or in part, and Tenant shall not be in default for failing to do such work until a reasonable time following final determination of Tenant’s contest; provided, however, this right shall not abridge, minimize, or otherwise modify any other applicable provision of this Lease which provision is to remain in full force and effect. If Tenant gives notice of contest, Tenant shall indemnify Landlord against all liability and expenses that Landlord may sustain or incur by reason of Tenant’s failure or delay in complying with the Laws. Landlord may, but is not required to, contest any such Laws independently of Tenant, and may take positions inconsistent with those of Tenant.

7.                          CONSTRUCTION OF IMPROVEMENTS. Landlord acknowledges that certain improvements have been constructed on the Land (the “Buildings” and/or the “Improvements” each as hereinafter defined) and Landlord hereby reconfirms its approval of such Buildings and/or Improvements. According to the provisions of this Paragraph, Tenant shall have the right, from time to time during the term of this Lease, to voluntarily alter, remove, replace, and/or add to all or any part of the Buildings and/or Improvements (collectively “Construction”) consistent with the then highest and best use of the Land, as reasonably determined by Tenant, subject to Landlord’s written consent which shall not unreasonably be withheld. (Landlord may specifically consider the impact of any alteration or construction on the Gross Income generated by the Buildings and/or Improvements as proposed to be restored).

7.1                     Minor Construction. Tenant’s compliance with Paragraph 7.2 is not required for Tenant’s minor Construction, which consists of aggregate expenditures during any 12-month period which, including all expenditures of all construction on the Land within a 12-month period, shall not exceed $2,500,000 (“Minor Amount”). The minor Amount shall be increased (or decreased) proportionately to any increase (or decrease) in the Consumer Price Index for All Items–U.S. Average (“CPI”), as published by the United States Department of Labor, Bureau of Labor Statistics. In the absence of any such official consumer price index published by a United States governmental agency, then the most nearly similar index published by a responsible private organization shall be used. “Major Amount” means all other Construction which does not constitute a “Minor Amount”. Construction cost shall include the actual cost to Tenant for any demolition and any removal of existing Buildings and/or Improvements or parts of Buildings and/or Improvements as well as for preparation, planning, permits, construction, and completion of all new Buildings and/or Improvements or parts of Buildings and/or Improvements.

7.2                     Major Construction. In connection with any construction constituting a Major Amount to the Buildings and/or Improvements (“Major Construction”) Tenant shall comply with all the following conditions:

7.2.1            Plans and Specifications. Prior to commencing any Major Construction, and prior to applying for any building permits relating thereto, Tenant shall deliver to Landlord preliminary plans and specifications for conceptual review and approval. Landlord shall have the right to approve such plans and specifications and the construction contemplated thereby (the “Project”) which consent shall not be unreasonably withheld, delayed or conditioned. After Landlord’s approval of the preliminary plans and specifications, Tenant shall deliver to Landlord a complete set of working construction plans and specifications prepared by an architect or engineer licensed to practice as such in the State of California. Landlord shall have the right to approve all such construction plans and specifications for the Project prior to commencement of any work on the Project, which consent shall not be unreasonably withheld, delayed or conditioned. Said plans and specifications shall provide for the construction of the Major Construction within the exterior property lines of the Land; provided, however, that work beyond the Land required by the Laws or work on utilities serving the Land or affected by the contemplated construction, work on access areas, and work required by conditional use requirements will not violate this provision.

7.2.2            Notice of Commencement of Construction. Tenant shall notify Landlord of Tenant’s intention to commence any Major Construction at least 10 days before commencement of any such work. The notice shall specify the approximate location and nature of the intended work. Landlord shall have the right to post and maintain on the Land any notices of non-responsibility provided for under applicable law, and to inspect the Land, Buildings and/or Improvements in relation to such work at all reasonable times.

7.2.3            General Contractor Funds to Complete. Tenant shall, upon Landlord’s written request prior to commencement of construction, contract with a general contractor licensed by the State of California for any Major Construction or undertake to complete such Major Construction through its own employees. Tenant shall furnish Landlord with a true copy of Tenant’s contract with any such general contractor. Landlord’s consent to or approval of Tenant’s contract with the general contractor shall not be unreasonably withheld. The quality of construction by such general contractor, or by Tenant’s own labor force, shall be equivalent to or exceed the quality of construction of the Buildings and Improvements located upon the Land prior to the commencement of the Project.

7.2.4            Compliance with Laws. Tenant shall comply with all the Laws, including, without limitation, all permits, licenses, and other governmental authorizations.

7.2.5            Insurance Required. Tenant shall delivered to Landlord (a) certificates of course of construction insurance, (b) evidence of workers’ compensation insurance covering all persons employed in connection with the work and with respect to whom death or bodily injury claims could be asserted against Landlord or the Land, or Landlord’s interest in the Land, the Buildings and/or Improvements and this Lease or any of them or against Tenant, the Buildings and/or Improvements and the leasehold estate of Tenant, and (c) evidence that Tenant has paid or caused to be paid all premiums for the coverage described above in this Paragraph and any increase in premiums on insurance provided for Paragraph 14, sufficient to assure maintenance of all insurance required under this Lease during the anticipated course of the work. Tenant shall maintain, keep in force, and pay all premiums required to maintain and keep in force all insurance required under this Paragraph at all times during which such work is in progress. All such certificates of insurance and insurance policies shall name Landlord as additional insured and prohibit cancellation without notice. Landlord shall be provided copies of such policies of insurance.

7.3                     Mechanics’ Liens. At all times during the term of this Lease, Tenant shall keep the Land and all Buildings and/or Improvements now or hereafter located on the Land free and clear of and shall indemnify, defend and hold Landlord harmless from all liens and claims of liens for labor, services, materials, supplies, or equipment performed on or furnished to the Land; provided, however, Tenant shall have the right to contest any such liens in the same manner as provided in Paragraph 5.3 with respect to taxes.

8.                          OWNERSHIP OF BUILDINGS, IMPROVEMENTS AND PERSONALITY. The Parties shall have the following responsibilities with regard to ownership of Buildings, Improvements and personality:

8.1                     Ownership of Buildings and/or Improvements During Lease Term. Title to all Buildings and/or Improvements now constructed or that may hereafter be constructed on the Land by Tenant shall be owned and may be depreciated for income tax purposes by Tenant during the term of this Lease; provided, however, Landlord disclaims any warranty of title or any representation or warranty that depreciation may be available to Tenant.

8.2                     Trade Fixtures. Notwithstanding anything to be contrary which may be expressed or implied by the foregoing provisions of this Paragraph, Landlord agrees that trade fixtures may be removed by Tenant during the period commencing upon the expiration of the term or sooner termination of this Lease and ending thirty (30) days thereafter, provided that Tenant repairs any damage to the Land, Buildings and Improvements caused by such removal; provided however, solely pertaining to miniature golf courses located on the Land. Upon termination of this Lease pursuant to judgment, written settlement or other agreement following an Event of Default pursuant to Sections 16.1.1, 16.1.2, 16.1.5 and 16.1.6 of this Lease by Tenant (which default is not cured by any Leasehold Mortgagee pursuant to the terms and conditions of this Lease), or upon abandonment of the Land, Buildings and Improvements for one hundred eighty (180) days, Tenant shall have no right to remove any trade fixtures from any miniature golf course located on the Land.

8.3                     Ownership of Buildings and/or Improvements at Termination. Subject to Paragraphs 8.2 and 17, all Buildings and/or Improvements for any reason remaining on the Land at the expiration of the term or sooner termination of this Lease shall, without compensation to Tenant, then automatically and without any act of Tenant or any third party, other than any Fee Mortgagee, become Landlord’s property, and shall be free and clear of all liens and encumbrances other than those liens and encumbrances currently affecting title to the property and any other liens and encumbrances consented to or caused by Landlord. Tenant agrees to execute, acknowledge, and deliver to Landlord such instrument as may be reasonably required by Landlord’s title insurer at no cost to Tenant to issue title insurance assuring title to the Buildings and Improvements in Landlord upon such termination.

9.                          FINANCING BY TENANT. The parties agree on the following regarding financing to be obtained by Tenant:

9.1                     Leasehold Financing. Subject to Landlord’s rights under Sections 8.2 and 8.3 Tenant may at any time during the term of this Lease subject Tenant’s leasehold estate and attendant rights created under this Lease to one or more mortgages as security for a loan or loans or other obligations of Tenant; provided that Tenant shall not have power to create any encumbrance that shall, constitute in any way a lien or encumbrance on the Landlord’s fee interest in the Land.

The holder or holders of any lien created by a mortgage secured by Tenant’s leasehold estate are referred to herein as “Leasehold Mortgagees.” A Leasehold Mortgagee or its assigns may enforce its lien and acquire title to the leasehold estate in any lawful way and, pending foreclosure of the lien, the Leasehold Mortgagee may take possession of the Land and operate any business and, perform all obligations of Tenant, and on foreclosure of the lien by power of sale, judicial foreclosure, or on acquisition of the leasehold estate by deed in lieu of foreclosure, the Leasehold Mortgagee may, on notice to Landlord, sell and assign the leasehold estate hereby created subject to the same limitations or conditions, if any, applicable to the Tenant under this Lease. The Leasehold Mortgages or any person or entity acquiring the leasehold estate shall be liable to perform Tenant’s obligations under this Lease only during the period, if any, in which such person has ownership of the leasehold estate or possession of the Land. For as long as there is any leasehold mortgage in effect, Tenant and Landlord hereby expressly stipulate and agree that they will not modify this Lease in any way nor cancel this Lease by mutual agreement without the written consent of the Leasehold Mortgagee having that leasehold mortgage. A Leasehold Mortgagee shall have such further rights and responsibilities as hereinafter set forth in Paragraph 16.5 of this Lease.

9.2                    No Subordination of Landlord’s Interest. Tenant shall have no right to encumber by a mortgage or deed of trust or otherwise the fee of the Land or any Buildings and/or Improvements located thereon, and any other property so affixed to the Land, Buildings and/or Improvements as to become apart thereof, beyond Tenant’s right to encumber its leasehold estate.

10.                    MORTGAGES BY LANDLORD. Except as set forth on Exhibit “B” attached hereto, Landlord warrants that as of the date of this Lease, the Land is free and clear of any mortgages or other liens placed by Landlord. Landlord shall have the right at any time during the term of this Lease to mortgage or hypothecate its ownership of the Land and/or its interest in this

Lease (“Fee Mortgage”). Provided the Fee Mortgagee shall execute a commercially reasonable non-disturbance and attornment agreement with Tenant pursuant to which Tenant shall at all times remain a Tenant. Tenant shall execute a Subordination Agreement subordinating this Lease. Tenant shall further use commercially reasonable efforts to obtain a subordination agreement from any Leasehold Mortgagee within ninety (90) days (provided the failure to obtain such subordination agreement shall not be an Event of Default under this Lease).

10.1               Subordination, Non-Disturbance and Attornment. This Lease shall, subject to the Landlord’s obligation to deliver to Tenant the Non-Disturbance Agreement (as provided herein) be subject and subordinate to the lien of any Fee Mortgage hereinafter enforced against the Land, Buildings and Improvements, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or to be made upon the security of such Fee Mortgage or Trust Deed, unless the Fee Mortgagee requires in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any Fee Mortgage, to attorn, without any deductions or offsets whatsoever, except for deductions or offsets, if any, specifically permitted in this Lease, to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof and to recognize such purchaser as the Lessor under this Lease, provided (1) said purchaser agrees in writing to assume the duties and obligations of Landlord arising or continuing after the date it acquires title to this Lease and (2) Tenant shall not be disturbed so long as Tenant has not then committed or permitted an Event of Default (which continues beyond any applicable cure periods). Tenant shall, within fifteen (15) business days of request by Landlord, execute and deliver to Landlord such further instruments or assurances as Landlord may reasonably deem necessary to evidence or conform the subordination or superiority of this Lease to any such Fee Mortgage together with Tenant’s agreement to attorn, subject to Tenant’s obtaining from such Fee Mortgagee a Non-Disturbance Agreement executed by the Fee Mortgagee and in form reasonably acceptable to Tenant, providing, among other things, that as long as Tenant is not in an Event of Default (which continues beyond any applicable cure period), this Lease shall remain in full effect for the full term of the Lease, notwithstanding any provision contained in such Fee Mortgage the rights end obligations of Tenant shall be set forth and governed by this Lease.

11.                    ASSIGNMENT BY TENANT. The parties agree on the following regarding assignment of Tenant’s interest under this Lease:

11.1               Restrictions on Assignment. Tenant may only assign this Lease or any interest herein, subject to the prior written consent of Landlord. Landlord shall not unreasonably withhold or delay its consent, and shall grant consent if the proposed assignee is financially equal to or stronger than Tenant and has sufficient business experience to perform all the agreements, undertakings, and covenants of this Lease and all other agreements entered into by Tenant that relate to the management, operation, maintenance, construction, and restoration of the Buildings, Improvements and the Land.

To assist Landlord in determining whether or not the proposed assignee is so qualified, Tenant shall furnish to Landlord at no expense to Landlord, prior to such assignment, detailed and complete financial statements of the proposed assignee, audited by a certified public accountant reasonably satisfactory to Landlord (if the proposed transferee causes its statements to be so audited in its normal course of business), together with detailed and complete information about the business of the proposed assignee, including its business experience, the use to be made of the Land, Buildings and Improvements by the proposed assignee, projections by the proposed assignee of the sources of funds to be used to repay any indebtedness of Tenant that the proposed assignee will assume or take subject to, or agree to pay to Tenant, and other claims on and requirements for such funds, together with such other information as Landlord may reasonably require to assist Landlord in determining whether or not the proposed assignee is so qualified. Landlord shall have 30 days after receipt of the information described above to notify Tenant of whether it consents or does not consent to the proposed assignment. Absent any such notification by Landlord during said 30-day period, Landlord shall be conclusively deemed to have consented to the assignment. A consent by Landlord to one assignment shall not be deemed to be a consent to any subsequent assignment. Any assignment made contrary to the terms of this subparagraph shall be null and void unless permitted by subparagraph 11.2 below.

11.2               Leasehold Mortgagees. Notwithstanding anything to the contrary contained in Paragraph 11.1, the consent of Landlord shall not be required for any transfer, conveyance, or assignment resulting from a foreclosure or acceptance of a deed in lieu of foreclosure of any Leasehold Mortgagee. Landlord shall reasonably approve any transfer, conveyance, or assignment by any Leasehold Mortgagee following its acquisition of this Lease and the leasehold estate of Tenant created hereby as a result of foreclosure or acceptance of a deed in lieu of foreclosure, provided, the proposed transferee or assignee shall be acceptable to Landlord in its reasonable discretion as creditworthy and able to pay the Minimum Rent due under this Lease and otherwise meets the criteria set forth in Section 11.1

11.3               Delegation. Tenant may at Tenant’s election delegate performance of any or all covenants to any one or more approved assignees. Any delegation by Tenant shall not relieve Tenant of any obligation under this Lease unless otherwise provided in this Lease. In the event of any proposed assignment, Tenant shall provide sufficient information to Landlord to enable Landlord to make a reasonable commercial determination that the proposed assignee is of equivalent or greater financial strength and the equivalent or greater ability to pay the Rent due hereunder as does Tenant. Upon Landlord’s consent, which shall not be unreasonably withheld, conditioned or delayed and will be deemed given if not received within twenty-one (21) days of receipt of such request; if the financial condition and ability to pay rent by the proposed assignee merits a commercially reasonable determination that Landlord should release Tenant from further liability of this Lease, upon such approval Landlord shall release Tenant. Any assignment approved by Landlord shall so evidence the release of Tenant from further liability under this Lease provided however, and in no event, shall Tenant be relieved of any obligation for Hazardous Materials or environmental contamination permitted or caused by any Tenant or any Tenant Party (as provided in Section 20 of this Lease) during the term that the assigning Tenant was the Tenant under this Lease. This provision shall not be considered to permit or to broaden the right of assignment beyond the provisions of this Lease relating to assignment.

12.                    SUBLEASES. The parties agree on the following regarding the subleasing of Tenant’s interest under this Lease:

12.1               Requirements for Sublease. Tenant shall have the right after the commencement of this Lease to enter into Subleases without the approval or consent of Landlord, provided the following provisions are complied with:

12.1.1 Each Sublease shall contain a provision requiring Subtenant to negotiate in good faith with Landlord a commercially reasonable attornment agreement provided Landlord elects to continue such Subtenant following a termination of this Lease. The Sublease shall also provide that following and during the continuance of an Event of Default under this Lease if requested in writing to do so by Landlord, the Subtenant will make payments due under the Sublease directly to Landlord and, notwithstanding any dispute between Landlord and Tenant, any such payment which complies with the terms and conditions of the Sublease shall constitute full satisfaction of the Subtenant’s obligation to Tenant under the Sublease and will be credited against Rents due hereunder. Following an Event of Default of this Lease unless this Lease is terminated by Landlord, Landlord shall be entitled to terminate any or all subleases and take over the entirety of the Land, Buildings or Improvements, unless a Non-Disturbance and Attornment Agreement between Landlord and such Subtenant is in effect, provided however, Landlord shall have no obligation to enter into a Non-Disturbance and Attornment Agreement with any Subtenant; provided further, however, in the event Landlord shall terminate any or all sublease(s) following an Event of Default by Tenant, the sublessee shall have the right to remove its trade fixtures which are removable without undue damage to the Land. Landlord shall not be required or obligated to cure any default by Tenant under the Sublease, except for those that continue beyond such date of termination of this Lease.

12.1.2 Tenant shall, except following an approved assignment of Tenant’s interests hereunder, at all times remain primarily responsible for performance of all terms of this Lease.

12.1.3 Tenant may not Sublease more than Fifteen Percent (15%) individually, or in the aggregate, or Fifteen Percent (15%) of the Gross Income derived from the Land, Buildings and Improvements prior to such Sublease of the Land, Buildings and Improvements without Landlord’s written consent which will not be unreasonably withheld, delayed or conditioned and will be given on deemed given if not received within twenty-one (21) days of receipt.

12.1.4 Tenant shall, promptly after execution of each Sublease, notify Landlord of the name and mailing address of the Subtenant and shall provide Landlord with a true copy of the Sublease.

12.1.5 Tenant shall not at any time accept, directly or indirectly, more than one month’s prepaid rent from any Subtenant.

12.1.6 Any Sublease will at all times be subject to the terms and conditions of this Lease.

12.1.7. Subtenant has agreed to waive collection of the security deposit, if any, against Landlord, unless Landlord actually receives the security deposit from Tenant and Tenant fails to refund it to the Subtenant.

13.                    TENANT’S RIGHT OF FIRST REFUSAL. The parties agree on the following regarding the Tenant’s right of first refusal in the event that Landlord decides to sell the Land during the term of this Lease:

13.1               Terms of Right. If Landlord determines during the term of this Lease to sell the Land and receives an offer from a third party for the purchase of the Land acceptable to Landlord, it shall notify Tenant in writing (“Landlord’s Sale Notice”) of the purchase price and terms of sale offered by the third party. Tenant, within thirty (30) days after receipt of Landlord’s Sale Notice may elect in writing to purchase Landlord’s interest in the Land at the price and on the precise terms stated in Landlord’s Sale Notice, in which event Landlord shall sell and convey Landlord’s interest in the Land to Tenant on the terms and at the purchase price set forth in the Landlord’s Sale Notice. In the event Tenant fails to exercise this right of first refusal, to acquire Landlord’s interest in the Land, Landlord shall have the sole and exclusive right to sell and convey the Land to the third-party offeror at the price and on the terms stated in the Landlord’s Sale Notice. If Landlord does not sell and convey its interest in the Land within one hundred twenty (120) days after the time for closing set forth in the third party offer, any later sale by Landlord shall be deemed a new determination by Landlord to sell and convey its interest in the Land and these procedures should be repeated.

13.2               Escrow. If Tenant elects to purchase the Land as provided in this Paragraph, escrow for the purchase and sale shall be opened jointly by the parties with an escrow company mutually acceptable to the parties (“Escrow Holder”), within five (5) days of Tenant’s notice to Landlord electing to purchase the Land. Each party shall execute escrow instructions in a form appropriate to complete purchase and sale of the Land and shall deposit same with Escrow Holder.

14.                    INSURANCE. The parties agree on the following responsibilities for insuring the Land:

14.1               Fire and Extended Coverage. Tenant, at Tenant’s sole cost and expense, shall provide and maintain insurance covering the Buildings and the Improvements, including without limitation, all buildings, structures, and improvements now situated or which hereafter may be erected or placed on the Land, against loss or damage by fire, vandalism, malicious mischief, windstorm, hall, smoke, explosion, riot, civil commotion, vehicles, aircraft, flood or earthquake (if Landlord and Tenant mutually agree in writing) including, without limitation, endorsements for increased cost of construction due to changes in laws, agreed amount or demolition. All such insurance shall be in a sum not less than 90 percent of the replacement cost (the “Replacement Cost”) exclusive of foundations and below ground improvements and shall contain a “Replacement Cost Endorsement.” Such insurance shall be in forms and with companies satisfactory to Landlord in its reasonable discretion. If any dispute as to whether the amount or coverage of insurance obtained by Tenant complies with the requirements of this Paragraph cannot be resolved by agreement, Landlord may, not more often than once every twenty four (24) months, request that the Replacement Cost be determined, at Tenant’s option, by either (a) the carrier of the insurance then in force, or (b) such other carrier of insurance as is reasonably acceptable to Landlord, and the resulting determination shall be conclusive between the parties for the purpose of this Paragraph.

14.2               Use of Proceeds. Landlord shall, at Tenant’s cost and expense, cooperate fully with Tenant to obtain the largest possible recovery under all policies of fire and extended coverage insurance required by Paragraph 14.1. Subject to the terms of any Leasehold Mortgage that may constitute a lien on Tenant’s interest in the Lease, all such policies shall provide that the proceeds shall be paid to Tenant and shall be applied by Tenant for the restoration of any Buildings and/or Improvements damaged or destroyed by the casualty giving rise to the insurance claim.

14.3               Public Liability. Throughout the term of this Lease, at Tenant’s sole cost and expense, and at Tenant’s sole election, Tenant shall keep or cause to be kept in force, for the mutual benefit of Landlord and Tenant, comprehensive broad form general public liability insurance against claims and liability for personal injury, death, or property damage arising from the use, occupancy, disuse, or condition of the Land, Buildings, Improvements, or adjoining areas or ways, providing protection in reasonable amounts but not less than $1,000,000.00 for any one accident or occurrence. Such insurance shall name Landlord and Tenant as insured, and every three (3) years during the term of this

Lease, Landlord and Tenant shall meet and in good faith mutually determine whether such amounts should be increased to account for inflation or generally larger insurance settlements or jury verdicts.

14.4               Additional Insurance. Tenant may procure and maintain any insurance not required by this Lease, but all such insurance shall be subject to all other provisions of this Lease pertaining to insurance. All insurance required by Paragraph 14 shall specifically name Landlord as additional loss payee and as additional insured party and Tenant shall provide copies of all insurance policies to Landlord and shall require all insurers to notify Landlord of any change or termination to any policy of insurance and/or endorsements.

14.5               Form of Insurance. All insurance required by express provisions of this Lease shall be carried only with responsible insurance companies reasonably acceptable to Landlord and licensed to do business in the State of California. All such policies shall be nonassessable and shall contain language to the effect that (a) any loss shall be payable notwithstanding any act or negligence of Landlord or Tenant that might otherwise result in a forfeiture of the insurance, (b) the insurer waives the right to subrogation against either party hereto for the negligence of such party, (c) the policies are primary and noncontributing with any insurance that may be carried by Landlord, and (d) they cannot be canceled or materially changed except after thirty (30) days prior written notice by the insurer to Landlord. Tenant shall furnish Landlord with copies of all such policies certified by the insurer within the following time limits:

(i)                         For insurance required at the commencement of this Lease, on execution of this Lease;

(ii)                      For insurance becoming required at a later date, at least fifteen (15) days before the requirement takes effect, or as soon thereafter as the requirement, if new, takes effect;

(iii)                   For any renewal or replacement of a policy already in existence, at least fifteen (15) days before expiration or other termination of the existing policy.

14.6               Indemnification. Landlord shall not be liable, and Tenant shall defend, indemnify, and hold Landlord harmless against all liability and claims of liability, for damage or injury to person or property on or about the Land and the Buildings and/or Improvements from any cause whatsoever, but excluding Landlord’s gross negligence or willful acts or omissions.

15.                    CONDEMNATION. The parties agree to the following relating to a taking of or damage to all or any part of the Land, Buildings and/or Improvements or any interest in them by eminent domain or inverse condemnation:

15.1               Definitions. The following definitions apply in construing provisions of this Lease relating to a taking or damage to all or any part of the Land, Buildings and/or Improvements or any interest in them by eminent domain or inverse condemnation:

(i)                         “Taking” means the taking or damaging, including, without limitation, severance damage, change of grade, taking possession, or damage to remaining property of Landlord and/or Tenant by eminent domain or by inverse condemnation or for any public or quasi-public use. A transfer of title may be either a transfer resulting from the recording of a final order in condemnation or a voluntary transfer or conveyance to the condemning agency or entity under threat of condemnation, in avoidance of an exercise of eminent domain, or while condemnation proceedings are pending. The taking shall be considered to take place as of the earlier of (a) the date actual physical possession is taken by the condemnor, or (b) the date on which the right to compensation and damages accrues under applicable law.

(ii)                      “Total Taking” means the raking of the fee title to all the Land, Buildings and Improvements, or a taking of the entire leasehold estate of Tenant, which shall be considered to exclude any off-site improvements effected by Tenant to serve the Land, Buildings and/or Improvements on the Land.

(iii)                   “Substantial Taking” means the taking of so much of the Land, Buildings, and/or Improvements, so that in the reasonable judgment of Tenant a reasonable amount of reconstruction would not make the Land, Buildings and/or Improvements either (i) a practical improvement and reasonably suited for Tenant’s continued occupancy for the uses and purposes for which the Land is leased hereunder, or (ii) reasonably efficient or economic for Tenant’s use.

(iv)                  “Partial Taking” means any taking of the fee title to the Land, Buildings and/or Improvements that is not either a Total or a Substantial Taking.

(v)                     “Notice of Intended Taking” means any notice that a reasonably prudent person would interpret as expressing an existing intention of Taking as distinguished from a mere preliminary inquiry or proposal. It includes but is not limited to, the service of a condemnation summons and complaint on a party to this Lease. The notice is considered to have been received when a party to this Lease receives from the condemning agency or entity a notice of intent to Take, in writing, containing a description or map of the proposed Taking reasonably defining the extent of the Taking. In the case of inverse condemnation, notice is considered to have been received (i) by Tenant when Tenant receives knowledge of any fact or circumstance that would lead a reasonable person to conclude that a Taking by inverse condemnation has occurred or might reasonably be expected to occur, and (ii) by Landlord when Landlord has received a written communication

(excluding communications of a generalized informational nature not relating specifically to inverse condemnation of the Land) that the Land, Buildings and/or Improvements are being Taken by inverse condemnation.

(vi)                  “Award” means compensation paid for the Taking whether pursuant to judgment or by agreement or otherwise.

15.2.            Giving Notice. The party receiving any notice of the kinds specified below shall promptly give the other party notice of the receipt, contents, and date of the notice received:

(i)                         Notice of Intended Taking;

(ii)                      Service of any legal process relating to condemnation of the Land, Buildings and/or Improvements;

(iii)                   Notice in connection with any proceedings or negotiations with respect to such a condemnation; or

(iv)                  Notice of intent or willingness to make or negotiate a private purchase, sale, or transfer in lieu of condemnation.

15.3               Independent Representation. Landlord and Tenant shall each have the right to represent its respective interest in each proceeding or negotiation with respect to a taking or intended taking and to make full proof of its claims. No agreement, settlement, sale, or transfer to or with the condemning authority shall be made without the consent of Landlord. Landlord and Tenant each agree to execute and deliver to the other any instruments that may be required to effectuate or facilitate the provisions of this Lease relating to condemnation.

15.4               Substantial Taking. If the Taking is a substantial Taking, Tenant may, by notice to Landlord given within ninety (90) days after Tenant receives Notice of Intended Taking, elect to treat the Taking as a Substantial Taking. If Tenant does not so notify Landlord, the Taking shall he deemed a Partial Taking. A Substantial Taking shall be treated as a Total Taking if Tenant delivers possession to Landlord within ninety (90) days after Tenant’s determination that the Taking was a Substantial Taking.

15.5               Total Taking. On a Total Taking, this Lease shall terminate as of 12.01 a.m. on whichever of the following first occurs: the date legal title becomes vested in the agency or entity exercising the power of eminent domain, or the date actual physical possession is taken by the agency or entity exercising the power of eminent domain. Thereafter, both Landlord and Tenant shall be released from all obligations under this Lease, except those specified in this Paragraph. On a Total Taking, all sums, including, without limitation, damages and interest, awarded far the fee or the leasehold or both or the Buildings and/or Improvements shall be deposited promptly with Landlord and shall be distributed and disbursed in the following order and priority:

First, all real and personal property taxes constituting a lien on the Land, Buildings and/or Improvements.

Second, to Landlord a sum equal to the fair market value of the Land taken valued at its highest and best use as unimproved land exclusive of the Improvements (but inclusive of the Buildings) and unburdened by this Lease and all Subleases.

Third, to any Leasehold Mortgagee(s) and/or Lender(s), the amount(s) due under the Leasehold Mortgage(s) and/or Landlord’s Fee Mortgage(s).

Fourth, to Tenant, the then fair market value of Tenant’s leasehold estate under this Lease, as well as any award that may be made for the taking of or damage to any Improvements made by Tenant to the Land which Tenant would have had the right to remove, but for the condemnation, on expiration or sooner termination of this Lease.

Fifth, to Landlord any expenses or disbursements (including attorneys’ fees) reasonably paid or incurred by or on behalf of Landlord for or in connection with the condemnation proceedings.

Sixth, to Tenant, a sum equal to the reasonable removal and relocation cost with respect to any Improvements that Tenant elects to remove notwithstanding the condemnation; as well as any award for business goodwill and/or for the interruption of or damage to Tenant’s business.

Seventh, to Tenant the expenses or disbursements (including attorneys’ fees) reasonably paid or incurred by or on behalf of Tenant for or in connection with the condemnation proceedings.

Eighth, the balance, if any, to Tenant if the condemnation occurs during the first ten (10) years of the term of this Lease; equally to Landlord and Tenant if the condemnation occurs during the second ten (10) years (years 11 to 20) of the term of this Lease; thereafter to Landlord.

15.6               Partial Taking.

15.6.1 Effect on Rent: Term. On a Partial Taking, this Lease shall remain in fall force and effect, covering the remaining Land, Buildings and Improvements except that the Rent hereunder shall be reduced in the same ratio as the fair market value of the portion of the Land taken (excluding Buildings and/or Improvements then in existence but deducting expenses of collection, including any attorneys fees of Landlord and Tenant and restoration costs) bears to the fair market value of the total Land, provided however, in the event a portion of a Building or Improvement is to be taken, and may be rebuilt, the Rent shall be reduced in the same ratio as the fair market value of the portion of Land taken exclusive of Buildings and/or Improvements; provided however, in no event shall the Rent due to Landlord from Tenant be decreased below the average minimum rent specified in paragraph 3.1.1 of this Lease.

15.6.2 Award. On a Partial Taking, all sums, including damages and interest, awarded for the fee title or the leasehold or both, shall be deposited with Landlord and shall be distributed and disbursed in the following order of priority:

First, to Landlord a sum equal to the fair market value of the Land taken valued at its highest and best use as unimproved land exclusive of Buildings and/or Improvements and unburdened by this Lease and all Subleases.

Second, to Tenant, the cost of restoring the Buildings and/or Improvements, provided that such amounts shall be held by Tenant and applied in the same manner as proceeds of insurance under Paragraph 14.2, and to the Subtenants, the amount assessed or awarded for their removal or relocation, plus any amount awarded for detriment to their business, provided, however, any rights of any Subtenant hereunder shall be governed pursuant to the terms of the agreement between such Subtenant and Tenant provided however, such agreement shall provide that no Subtenant shall receive any proceeds from any such condemnation not otherwise distributable to Tenant pursuant to the terms of this Lease.

Third, to Landlord any expenses or disbursements (including attorneys’ fees) reasonably and necessarily incurred or paid by or on behalf of Landlord for or in connection with the condemnation proceedings.

Fourth, to the Leasehold Mortgagee and/or the Lender, the sum(s) equal to the amount necessary to reduce the then principal balance(s) so that the ratio of the principal balance(s) to fair market value of the property encumbered by the Leasehold Mortgage and/or the Landlord’s Fee Mortgage remains the same after the taking as it was before the taking.

Fifth, to Tenant any expenses or disbursements (including attorneys’ fees) reasonably and necessarily incurred or paid by or on behalf of Landlord for or in connection with the condemnation proceedings.

Sixth, the balance, if any, to Tenant if the condemnation occurs during the first ten (10) years of the term of this Lease; equally to Landlord and Tenant if the condemnation occurs during the second ten (10) years (years 11 to 20) of the term of this Lease; thereafter to Landlord.

15.7               Temporary Taking.

15.7.1.   Effect on Rent: Term. On a Temporary Taking, the term of this Lease shall not be reduced or affected in any way and Tenant shall continue to pay in full the Rent (as herein defined) without diminution, deduction, offset, reduction, or abatement, and Tenant shall continue to perform and observe all of the other covenants, conditions, and agreements of this Lease to be performed or observed by Tenant as though such Temporary Taking had not occurred.

15.7.2.   Award. On a Temporary Taking, any and all awards and payments made for the temporary use of the whole or any part of the Land, Buildings and/or Improvements including, without limitation, damages and interest, shall be paid to Tenant and Tenant shall pay over to Landlord from such awards and payments that portion of said awards or payments that, in Tenant’s reasonable judgment, will be required to be expended upon the termination of this period of temporary use in order to restore the Land as nearly as may be practicable to the condition in which the same was prior to such Temporary Taking. If a Temporary Taking is for a period extending beyond the then current term of this Lease, the sums payable for such Temporary Taking shall be apportioned between Landlord and Tenant in the same ratios, respectively, that part of the entire period of such temporary use failing after the expiration date of the then current term hereof, and that part falling before said expiration date bear to the entire period of temporary use.

16.                    DEFAULT AND REMEDIES. The Parties agree on the following regarding any default under the terms of this Lease:

16.1.            Event of Default. Each of the following events shall be a default by Tenant (“Event of Default”) and a breach of this Lease.

16.1.1. Abandonment. Abandonment or surrender of the Land or of the leasehold estate. The Land shall be deemed vacated if Tenant’s business is not operated for a period of one hundred eighty (180) consecutive days for any reason other than a closure for a Major Construction or renovation, acts of God, casualty, war or insurrection, strikes or labor disputes, or other matters beyond the reasonable control of Tenant.

16.1.2. Failure to Pay Rent. Should Tenant at any time be late in paying any scheduled Rent by more than ten (10) days of the date it is due, Tenant shall be obligated to pay without notice, a late payment equal to Five Percent (5%) of the first such scheduled Rent payment paid late within any twelve (12) month period, or Ten Percent (10%) of any additional scheduled Rent payment not paid within ten (10) days of the scheduled date, whether such additional payment is consecutive, or occurs within any twelve (12) month period; provided however, any such late payment shall constitute an Event of Default under this Lease only in the instance when such Rent and late fee remain unpaid for thirty (30) days after written notice of such default to Tenant by Landlord.

16.1.3. Failure to Perform. Tenant shall be in default in any of its other promises, covenants, or agreements contained in this Lease, and such default shall continue for thirty (30) days after written notice thereof form Landlord to Tenant; however, if such default is not capable of being cured within thirty (30) days after written notice thereof, Tenant shall not be in default if Tenant has commenced and is diligently pursuing such cure continuously and such cure has commenced within thirty (30) days after written notice of such default from Landlord to Tenant.

16.1.4. Judicial Process. The subjection of any right or interest of Tenant in, to or under this Lease to attachment, execution, or other levy, or to seizure under legal process when the claim against Tenant is material, if not released within one hundred (100) days, or bonded over in accordance with California Law.

16.1.5. Receiver. If not released within one hundred (100) days, the appointment of a receiver to take possession of the Land, Buildings and/or Improvements, or of Tenant’s interest in, to, and under this Lease, the leasehold estate or of Tenant’s operations on the Land for any reason, including, without limitation, assignment for benefit of creditors or voluntary or involuntary bankruptcy proceedings, but not including receivership pursuant to administration of the estate of any deceased or incompetent Tenant or of any deceased or incompetent individual member of Tenant.

16.1.6. Bankruptcy. An assignment by Tenant for the benefit of creditors; or the voluntary filing by Tenant or the involuntary filing against Tenant of a petition, other court action or suit under any law for the purpose of (i) adjudicating Tenant a bankrupt, (ii) extending time for payment, (iii) satisfaction of Tenant’s liabilities, or (iv) reorganization, dissolution, or arrangement on account of, or to prevent, bankruptcy or insolvency; provided, however, that in the case of a voluntary proceeding, if all consequent orders, adjudications, custodies, and supervisions are dismissed, vacated, or otherwise permanently stayed or terminated within one hundred (100) days after the filing or other initial event, then Tenant shall not be in default under this Paragraph 16.1.6.

16.2               Remedies to Default.

16.2.1.   Right to Terminate. In the event of any default by Tenant, Landlord, in addition to any other remedies available to Landlord at law or in equity, shall have the option to terminate this Lease and all rights of Tenant hereunder. No notice of any kind, including a notice of default, given by Landlord to Tenant shall constitute a termination of this Lease unless expressly so stated in the notice. In the event Landlord elects to terminate this Lease, then Landlord may recover from Tenant:

(i)                          The worth at the time of award of any unpaid rent that had been earned at the time of such termination; plus

(ii)                       The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss Tenant proves could have been reasonably avoided; plus

(iii)                    The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)                   Any other amount, including attorney’s fees and court costs, necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease, and

(v)                      At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable California law.

The term “Rent” as used herein, shall be deemed to be and to mean the Percentage Rent and Minimum Rent and/or all other sums required to be paid by Tenant pursuant to the terms of this Lease. As used in subparagraphs 16.2.1 (i) and (ii), above, the “worth at the time of award” is computed by allowing interest at the rate of ten percent (10%) per anum. The “worth at the time of award” is to be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

16.2.2. Reentry of Land. In the event of any default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to reenter the Land and to remove all persons and property from the Land. Personal property removed may be stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.

16.2.3. Continuation of Lease. Landlord may elect in the event of a default by Tenant to continue this Lease in full force and effect and to collect Rent as it becomes due under this Lease. In such event, but subject to all of the provisions of this Lease which limit the use of Tenant’s intellectual property, including without limitation, Tenant’s trademarks, servicemarks, trade names and  other proprietary information Landlord may enter on and relet the Land, Buildings and Improvements or any part thereof to a third party or third parties for such term or terms and at such rental or rentals and on such other terms and conditions as Landlord in its sole discretion may deem advisable and shall be the right to make alterations and repairs to the Land. Tenant shall be liable for all of Landlord’s costs in reletting, including but not limited to remodeling costs required for the reletting. In the event Landlord relets the premises, Tenant shall pay all Rent due under and at the time specified in this Lease, less any amount or amounts actually received by Landlord from the reletting.

16.2.4. Application of Rent from Reletting. In the event that Landlord elects to relet all or a portion of the Land, Buildings or Improvements following a default by Tenant, but subject to all of the provisions of this Lease which limit the use of Tenant’s intellectual property, including without limitation, Tenant’s trademarks, serviceman, trade names and other proprietary information, the rent received by Landlord from the reletting shall be applied: first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any cost of the reletting; third, to the payment of the cost of any alterations and repairs to the Land; fourth, to the payment of Rent due and unpaid under this Lease. The residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable hereunder. Should that portion of Rent received from the reletting during any month, which is applied to the payment of Rent hereunder, be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately on demand therefor by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the Rent received from the reletting.

16.2.5. Other Rights of Landlord. No act of Landlord, including but not limited to Landlord’s entry on the Land, efforts to relet the Land, or maintenance of the Land, shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof is decreed by a court of competent jurisdiction. Notwithstanding Landlord’s election to continue the Lease in full force and effect after a default by Tenant and to relet the Land, Buildings or Improvements Landlord may at any time after such reletting elect to terminate this Lease for any such default.

16.3.            Landlord’s Right to Cure. After expiration of the applicable time for curing a particular default, or before the expiration of that time in the event of emergency or other condition which if not remedied by the curing of the default could materially and adversely affect Landlord’s right or security under this Lease, Landlord may at Landlord’s election, but is not obligated to, make any payment required of Tenant under this Lease, or perform or comply with any covenant imposed on Tenant under this Lease, and the amount so paid plus the reasonable cost of any such performance or compliance, including, without limitation, attorneys’ fees and disbursements, plus interest on this sum at the then maximum interest rate permitted by law from the date of payment, performance, or compliance (herein called “act”), shall be deemed to be additional Rent payable by Tenant with the next succeeding installment of Rent. No such act shall constitute a waiver of default or of any remedy for default or render Landlord liable for any loss or damage resulting from any such act.

16.4.            Right of Subtenants. In the event of termination of this Lease for any cause, Landlord has and shall retain the sole and exclusive right in its absolute discretion to terminate or continue any and all subleases, including a sublease of all or any portion of the Land concurrent with the termination of this Lease.

16.5.            Rights of Leasehold Mortgagee.

16.5.1. Right to Cure. Landlord, on providing Tenant any notice of: (i) default under this Lease, or (ii) the termination of this Lease, or (iii) a matter on which Landlord may predicate or claim a default, shall at the same time provide a copy of such notice to every Leasehold Mortgagee (as defined in Paragraph 19.1) who shall have given Landlord written notice specifying its name and address. No such notice by Landlord to Tenant shall be deemed to have been duly given unless and until a copy thereof has been so provided to each such Leasehold Mortgagee. From and after the date such notice has been given to each such Leasehold Mortgagee, each such Leasehold Mortgagee shall have the same period for remedying any default or acts or omissions that are the subject matter of the notice or causing the same to be remedied, as is given Tenant after the giving of the notice to Tenant, plus in each instance, the additional periods of time specified in subparagraph 16.5.2 to remedy, commence remedying, or cause to be remedied the defaults or acts or omissions that are the subject matter of the notice. Landlord shall accept such performance by or at the instigation of each such

Leasehold Mortgagee as if the same had been done by Tenant. Tenant authorizes each such Leasehold Mortgagee to take any such action at such Leasehold Mortgagee’s option and does hereby authorize entry on the Land by each such Leasehold Mortgagee for such purpose.

16.5.2. Notice to Leasehold Mortgagee(s). Anything contained in this Lease to the contrary notwithstanding, if any default shall occur that entities Landlord to terminate this Lease, Landlord shall have no right to terminate this Lease unless, following the expiration of the period of time, if any, given Tenant to cure the default or the act or omission that gave rise to the default, Landlord shall notify each Leasehold Mortgagee of Landlord’s intent to so terminate at least sixty (60) days in advance of the proposed effective date of the termination if the default is capable of being cored by the payment of money, and at least seventy-five (75) days in advance of the proposed effective date of the termination if the default is not capable of being cured by the payment of money (“Termination Notice”). The provisions of Paragraph 16.5.3 below shall apply if, during this sixty (60) or seventy-five (75) day Termination Notice period any such Leasehold Mortgagee shall:

(i)                          Notify Landlord of the Leasehold Mortgagee’s desire to cure the default; and

(ii)                       Pay or cause to be paid all Rent, Additional Rent, and other payments then due and in arrears as specified in the Termination Notice to the Leasehold Mortgagee and which has become due or may become due during the sixty (60) day period; and

(iii)                    Comply in good faith, with reasonable diligence and continuity, with all nonmonetary requirements of this Lease then in default and reasonably susceptible of being complied with by the Leasehold Mortgagee; provided, however, that the Leasehold Mortgagee shall not be required during the seventy-five (75) day period to cure or commence to cure any default consisting of Tenant’s failure to satisfy and discharge any lien, charge, or encumbrance against the Tenant’s interest in this Lease or the Land, Buildings and/or Improvements junior in priority to the lien of the mortgage held by such Leasehold Mortgagee.

16.5.3. Procedure on Default.

(i)                          If Landlord shall elect to terminate this Lease by reason of any default of Tenant, and Leasehold Mortgagee shall have proceeded in the manner provided for by subparagraph 16.5.2, the specified date for the termination of this Lease as fixed by Landlord in its Termination Notice shall be extended for a period of six (6) months, provided that such Leasehold Mortgagee shall, during this six-month period: (A) Pay or cause to be paid, the rent, additional rent, and other monetary obligations of Tenant under this Lease that have become due and as the same become due, and continue its good faith efforts to perform all of Tenant’s other obligations under this Lease, excepting (1) obligations of Tenant to satisfy or otherwise discharge any lien, charge, or encumbrance against Tenant’s interest in this Lease or the Land, Buildings and/or Improvements junior in priority to the lien of the mortgage held by Leasehold Mortgagee and (2) past nonmonetary obligations then in default and not reasonably expected to be cured by Leasehold Mortgagee; and (B) Take steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Leasehold Mortgage or other appropriate means and prosecute the same to completion with due diligence.

(ii)                       If at the end of the six (6) month period the Leasehold Mortgagee is complying with subparagraph 16.5.3 above, this Lease shall not then terminate, and the time for completion by Leasehold Mortgagee of its proceedings shall continue so long as Leasehold Mortgagee is enjoined or stayed and thereafter for so long as such Leasehold Mortgagee proceeds to complete steps to acquire or sell Tenant’s interest in this Lease by foreclosure of the Leasehold Mortgage and by other appropriate means with reasonable diligence and continuity; provided, however, nothing in this subparagraph shall be construed to require Leasehold Mortgagee to continue such foreclosure proceedings after the default has been cured. If the default shall be cured and Leasehold Mortgagee shall discontinue such foreclosure proceedings, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease.

(iii)                    If Leasehold Mortgagee is complying with subparagraph 16.5.3(i), on the acquisition of Tenant’s estate her-in by Leasehold Mortgagee or its designee or any other purchaser at a Foreclosure (defined in Paragraph 19.4) under the Leasehold Mortgage (hereafter the “Purchaser”) and the discharge of all liens, charges, and encumbrances against the Tenant’s interest in this Lease or the Land, Buildings and/or Improvements that the Tenant is obligated to satisfy and discharge by reason of the terms of this Lease, this Lease shall continue in full force and effect as if Tenant had not defaulted under this Lease, but subject to all of the provisions of this Lease which limit the use of Tenant’s intellectual property, including without limitation, Tenant’s trademarks, servicemarks, trade names and other proprietary information.

(iv)                   Any Purchaser (who may, but need not be, the Leasehold Mortgagee) who acquires Tenant’s interest in this Lease at a foreclosure sale, or who otherwise acquires Tenant’s interest from the Leasehold Mortgagee or by virtue of a Leasehold Mortgagee’s exercise of its remedies, shall be deemed to have agreed to perform all of the terms, covenants, and conditions on the part of the Tenant to be performed hereunder from and after the date of the purchase and assignment, but only for so long as the Purchaser or Leasehold Mortgagee is the owner of the leasehold estate. If the Leasehold Mortgagee or Purchaser shall become holder of the leasehold estate and if the Buildings and/or Improvements on the Land shall have been or become materially damaged on, before, or after the date of the purchase and assignment, the Leasehold Mortgagee or Purchaser shall be obligated to cause restoration only to the extent of the net insurance proceeds received by the Leasehold Mortgagee or Purchaser by reason of such damage. However, should the net insurance proceeds be insufficient for the restoration to the extent required by this Lease and should the Leasehold Mortgagee or its designee choose not to fully reconstruct the Building and/or Improvements to the extent required by this Lease, such failure shall constitute an event of default under this Lease that shall give Landlord the right to terminate this Lease after thirty (30) days prior written notice to Leasehold Mortgagee or Purchaser.

(v)                      Subject to all of the provisions of this Lease which limit the use of Tenant’s intellectual property, including without limitation, Tenant’s trademarks, servicemarks, trade names and other proprietary information, Leasehold Mortgagee or other acquirer of the leasehold estate of Tenant pursuant to Foreclosure, assignment in lieu of Foreclosure or other proceedings may, on acquiring Tenant’s leasehold estate, only upon express written consent of Landlord, sell and assign the leasehold estate on such terms and to such persons and organizations as are acceptable to Leasehold Mortgages or acquirer and to Landlord and thereafter be relieved of all obligations under this Lease; provided that such assignee has delivered to Landlord its written agreement to be bound by all of the provisions of this Lease, including all of the provisions of this Lease which limit the use of Tenant’s intellectual property, including without limitation, Tenant’s trademarks, servicemarks, trade names and other proprietary information.

(vi)                   Notwithstanding any other provisions of this Lease, any sale of this Lease and the leasehold estate hereby created in any proceedings for the Foreclosure of the Leasehold Mortgage, or the assignment or transfer of this Lease and of the leasehold estate hereby created in lieu of the Foreclosure of the Leasehold Mortgage shall be deemed to be a permitted sale, transfer, or assignment of this Lease and of the leasehold estate hereby created, subject to all of the provisions of this Lease which limit the use of Tenant’s intellectual property, including without limitation, Tenant’s trademarks, servicemarks, trade names and other proprietary information.

16.5.4. New Lease. In the event of the termination of this Lease as a result of Tenant’s default, Landlord shall, in addition to providing the notices of default and termination as required by subparagraph 16.5.2, provide Leasehold Mortgagee with prompt written notice that the Lease has been terminated, together with a statement of all sums that would at that time be due under this Lease but for such termination, and of all other defaults, if any, then known to Landlord. Landlord agrees to enter into a new lease (“New Lease”) of the Land with Leasehold Mortgagee or Purchaser for the remainder of the term of this Lease, effective as of the date of termination, at the Rent and Additional Rent, and on the terms, covenants, and conditions (but excluding requirements that are no longer applicable or that have already been fulfilled) of this Lease, but subject to all of the provisions of this Lease which limit the use of Tenant’s intellectual property, including without limitation, Tenant’s trademarks, servicemarks, trade names and other proprietary information, provided:

(i)                          Leasehold Mortgagee shall make written request on Landlord for the New Lease within sixty (60) days after the date Leasehold Mortgagee receives Landlord’s Termination Notice of this Lease given pursuant to this Paragraph.

(ii)                       Leasehold Mortgagee or Purchaser shall pay or cause to be paid to Landlord at the time of the execution and delivery of the New Lease, any and all sums that would at the time of execution and delivery thereof be due pursuant to this Lease but for such termination and, in addition thereto, all reasonable expenses, including reasonable attorneys’ fees, that Landlord shall have incurred by reason of such termination and the execution and delivery of the New Lease and that have not otherwise been received by Landlord from Tenant. On the execution of the New Lease, Landlord shall allow to the tenant named therein as an offset against the sums otherwise due under this subparagraph or under the New Lease, an amount equal to the net income derived by Landlord from the Land during the period from the date of termination of this Lease to the date of the beginning of the term of the New Lease. In the event of a controversy as to the amount to be paid to Landlord pursuant to this subparagraph, the payment obligation shall be satisfied if the Landlord shall be paid the amount not in controversy, and the Leasehold Mortgagee or its designee shall agree to pay an additional sum ultimately determined to be due plus interest at the then maximum legal rate and this obligation shall be adequately secured.

(iii)                    Leasehold Mortgagee or Purchaser shall agree to remedy any of Tenant’s defaults of which Leasehold Mortgagee was notified by Landlord’s Notice of Termination and which are reasonably susceptible of being so cured by Leasehold Mortgagee or its designee.

(iv)                   The Leasehold Mortgagee or Purchaser, as tenant under any such New Lease, shall be liable to perform the obligations imposed on the tenant by the New Lease only during the period such person has ownership of such leasehold estate.

16.5.5. Leasehold Mortgagee Need Not Cure Specified Defaults. Nothing herein contained shall require Leasehold Mortgagee or Purchaser as a condition to its exercise of any right hereunder to cure any default of Tenant not reasonably susceptible of being cured by Leasehold Mortgagee or Purchaser, including, without limitation, the default referred to in Paragraph 16.1.6 of this Lease relating to bankruptcy and insolvency and any other paragraphs of the Lease that may impose conditions of default not susceptible to being cured by Leasehold Mortgagee or Purchaser, in order to comply with the provisions of Paragraph 16.5.2 or 16.5.3, or as a condition of entering into the New Lease provided for Paragraph 16.5.4.

16.5.6. No Merger. So long as any Leasehold Mortgage is in existence, unless all Leasehold Mortgagees shall otherwise expressly consent in writing, the fee title to the Land and to the Buildings and/or Improvements and the leasehold estate of Tenant therein created by this Lease shall not merge but shall remain separate and distinct, notwithstanding the acquisition of said fee title and said leasehold estate by Landlord or by Tenant or by a third party, by purchase or otherwise, unless such merger results from a default by Tenant, which the Leasehold Mortgage(s) has been given an opportunity to cure and has failed to do so.

16.5.7. Method of Giving Notices. All notices given by Landlord to Leasehold Mortgagees shall be given by registered or certified mail, return receipt requested, addressed to the Leasehold Mortgagees at the address last specified in writing to Landlord by the Leasehold Mortgagees, and any such notice shall be deemed to have been given when so mailed.

16.5.8. Two or More leasehold Mortgagees. In the event two or more Leasehold Mortgagees each exercise their rights under this Lease and there is a conflict that renders it impossible to comply with all requests of the Leasehold

Mortgagees, then the Leasehold Mortgagee whose Leasehold Mortgage would have senior priority in the event of a foreclosure shall prevail. If any Leasehold Mortgagee pays any rent or other sums due under this Lease relating to a period or periods other than its actual ownership of the leasehold estate, the Leasehold Mortgagee shall be subrogated to any and all rights that may be asserted against Landlord with respect to that period or periods of time.

16.5.8.1.                              Amendments to Lease. On request of any Leasehold Mortgagee, Landlord agrees to execute any amendment to this Lease that does not, in the opinion of Landlord’s counsel, adversely affect Landlord’s rights hereunder, which opinion, and determination by Landlord, may be made in its sole and absolute discretion.

16.5.8.2.                              Assignment by Leasehold Mortgagee. The term “Leasehold Mortgagee” as used in this Lease shall mean not only the original lender that loaned money to Tenant and is named as beneficiary, mortgagee, or security holder in the security instrument creating any Leasehold Mortgage, but also all subsequent purchasers or assignees of such security instrument.

16.5.9. Landlord’s Default. Landlord shall not be considered to be in default under this Lease unless (a) Tenant has given notice specifying the default and Landlord shall have failed to promptly and diligently cure the default within sixty (60) days after the notice is given, plus any additional period that is reasonably requited for the curing of the default if the default is not reasonably susceptible to being cured during this period, so long as Landlord continuously and diligently proceeds to cure the default. Tenant waives the protections of Civ. Code §§ 1932 and 1933. Any judgment against Landlord shall be limited to, and satisfied only out of, Landlord’s interest in the Land, and this Lease. No money judgment shall be satisfied from any other assets of Landlord.

16.5.10.                                Unavoidable Delay. Any prevention, delay, nonperformance, or stoppage due to strikes, lockouts, labor disputes, riots, insurrection, war, and other causes beyond the reasonable control of either party shall excuse nonperformance for a period of time equal to the period of any such preventions, delay, nonperformance, or stoppage; provided, however, that the foregoing shall not excuse the failure of Tenant to timely and completely perform the obligations imposed by this Lease for the payment of Rent.

16.5.11.                                Waiver. No waiver of any default shall constitute a waiver of any other breach or default, whether of the same or any other covenant or condition. No waiver, benefit, privilege, or service voluntarily given or performed by either party shall give the other any contractual right by custom, estoppel, or otherwise. The subsequent acceptance of Rent pursuant to this Lease shall not constitute a waiver of any preceding default by Tenant other than default in the payment of the particular rental payment so accepted, regardless of Landlord’s knowledge of the preceding breach at the time of accepting the Rent, nor shall acceptance of Rent or any other payment after termination constitute a reinstatement, extension, or renewal of the Lease or revocation of any notice or other act by Landlord.

17.                    SURRENDER OF LAND AND BUILDINGS. At the expiration or earlier termination of this Lease, Tenant shall surrender to Landlord the possession of the Land, Buildings and Improvements and deliver to Landlord a good and sufficient grant deed, in form acceptable for recordation conveying all of its right, title, and interest therein to Landlord. Tenant shall leave the surrendered Land, Buildings and Improvements broom-clean condition, except as otherwise expressly provided in this Lease. All property that Tenant is required to surrender shall become Landlord’s property on the expiration of or earlier termination of the Lease. All Improvements that Tenant does not remove under Paragraph 8.2 shall, at Landlord’s election, be deemed abandoned and became Landlord’s property; provided, however, upon written notice given to Tenant by Landlord at least thirty (30) days prior to the expiration of the term or sooner termination of this Lease, Landlord can require Tenant to remove all such Buildings and/or Improvements and restore the Land to a “buildable” condition as reasonably determined by Landlord; provided however, Tenant shall have a period of ninety (90) days following the termination of the term of this Lease to commence such work, to remove all such buildings and/or improvements and restore the Land to a buildable condition and shall diligently pursue such work to completion, subject only to Landlord delays, any intervening act of God or governmental action or other matters beyond the control of Tenant (excluding matters in the control of any Subtenant or non-approved assignees) which preclude timely completion of such work.

If Tenant fails to surrender the Land, Buildings or Improvements, or fails to remove the Buildings and/or Improvements and/or restore the Land at the expiration or sooner termination of or as otherwise set forth herein, and in the manner required under this Lease, Tenant shall reimburse, defend and indemnify Landlord from all liability and expense resulting from such failure(s), including, without limitation, claims made by any succeeding tenant founded on or resulting from such failure(s) of Tenant, excluding only consequential damages.

18.                    ESTOPPEL CERTTFTCATES. At any time and from time to time, within twenty-one (21) days after notice of request by either party, the other party shall execute, acknowledge, and deliver to the requesting party, or to such other recipient as the notice shall direct, a statement certifying that this Lease is unmodified and in full force and effect, or, if there have been modifications, that it is in full force and effect as modified in the manner specified in the statement The statement shall also state the dates to which the Rent has been paid in advance. Tenant further, agrees at any time and from to time upon not less than twenty-one (21) days notice by Landlord to execute, acknowledge and deliver to Landlord, or any Fee Mortgagee, a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), (ii) whether or not there are then existing any offsets or defenses against the enforcement of any of the terms, covenants, or conditions hereof on the part of Tenant to be performed (and if so, specifying the same); (iii) the dates to which the Percentage Rent and other Rent and other charges have been paid; (iv) such other matters as may reasonably be requested, it being intended that any such statement delivered pursuant to this section may be relied upon by Landlord, Tenant and their representative lenders, any mortgage, any prospective purchaser of the fee or leasehold estate or proposed lender on the security of the fee or leasehold estate of the Land comprising the premises; (v) Tenant will upon receipt of the Non-Disturbance and Attornment Agreement provided in paragraph 10.1 of this Lease, attorn to the Fee Mortgagee; (vi) upon Tenant’s receipt of the Non-Disturbance and Attornment Agreement provided by paragraph 10.1 of this Lease, and thereafter on written demand specifying that a default under the Fee Mortgage has occurred, Tenant shall pay rent to the Fee Mortgagee; (vii) Tenant will not enter into an amendment which materially adversely impacts the Fee Mortgagee’s interest; (viii) if requested, upon receipt of the Non-Disturbance and Attornment Agreement provided by paragraph 10.1 of this Lease, Tenant will sign a commercially reasonable and customary subordination agreement in the form routinely required by the Fee Mortgagee subordinating the Lease to the Fee Mortgage; (ix) Tenant will not look to the Fee Mortgagee for the return of any deposit unless Fee Mortgagee actually receives the deposit.

19.                    GENERAL PROVISIONS. The parties agree to the following general provisions of this Lease:

19.1.            Notice Requirements. As used in this Lease, notice includes, but is not limited to, the communication of any notice, request, demand, approval, statement, report, acceptance, consent, waiver, or appointment. No notice of the exercise of any option or election is required unless the provision giving the election or option expressly requires notice. Unless the provisions of this Lease on Rent direct otherwise, Rent shall be sent in the manner provided for giving notice or as directed by notice from Landlord.

19.1.2 Writing. All notices must be in writing; provided that no writing other than the check or other instrument representing the Rent payment itself need accompany the payment of Rent.

19.1.3 Delivery. Notice is considered given either (a) when delivered in person to the person intended named below, or (b) deposited in the United States mail in a sealed envelope or container, either registered or certified mail, return receipt requested (except for payments of Rent which may be sent by first class mail), postage and postal charges prepaid, addressed by name and address to the party or person intended as follows:

TENANT:	Festival Fun Parks, LLC

33208 Paseo Cerveza, Suite “C” San Juan Capistrano, CA 92675-4898

LANDLORD:	c/o John Huish 17868 Joyas Court Poway, CA 92064-1005

COPY TO:	Randall L. Mason, Esquire Lewis, D’Amato, Brisbois & Bisgaard LLP 550 West “C” Street, 8th Floor San Diego, California 92101

19.1.4 Change of Recipient or Address. Either party may, by notice given at any time or from time to time, require subsequent notices to be given to another party or an officer or representative, or to a different address, or both. Notices given before actual receipt of notice of change shall not be invalidated by the change.

19.1.5 Notice by Subtenants. Each Sublease of the Improvements or the Land shall contain a provision that unless a copy of the notice is delivered to Landlord pursuant to this Paragraph no notice regarding an alleged default of Tenant shall be valid. Tenant shall deliver to Landlord a copy of any notice from a governmental entity received by Tenant regarding any alleged violations of Laws or from any person allegedly entitled to give notice under any conditions, covenants, or restrictions binding or effecting the Land. The provisions of 19.1 of this Lease apply to notices received or deemed to have been received by a party to this Lease in connection with a taking. The giving of notice as required by Paragraph 19.2 of this Lease is to be performed at the time provided therein and in the manner provided in this Paragraph.

19.2               Limitation on Liability. In consideration of the benefits accrued hereunder, Tenant covenants and agrees that, in the event of any actual or alleged failure, breach or default hereunder by Landlord, Tenant’s sole and exclusive remedy shall be against Landlord’s interest in the Land and the obligations of Landlord under this Lease do not constitute personal obligations of Landlord, its trustees, beneficiaries, affiliates or agents, and Tenant shall not seek recourse against any such or any of their personal assets for satisfaction of any liability with respect to this Lease.

19.3               Right of Entry. Landlord reserves the right at all reasonable times and upon not less than forty-eight (48) hours prior written notice to Tenant (except in the case of an emergency) to enter the Land: (i) to inspect them; (ii) show the Land, Buildings and Improvements to prospective purchasers, or mortgagees; (iii) show the Land, Buildings or Improvements to prospective tenants during the last eighteen (18) months of the term of this Lease; (iv) post notices of Non-Responsibility; (v) perform services required of Landlord; and (vi) perform any covenants of Tenant which Tenant fails to perform (subject to any notice and/or grace periods contained in this Lease). Landlord may make such entries without the abatement of Rent and may take such reasonable steps as required to accomplish the stated services; provided, however, each such entry shall be made in reasonable manner which, to the maximum extent reasonably possible, does not interfere with Tenant’s business operations or security systems. Further, Tenant shall have the right to accompany Landlord during any such entry (except in the case of an emergency). Nothing herein contained shall imply any duty on the part of Landlord to do any such work which under any provision of this Lease Tenant may be required to do, nor shall it constitute a waiver of Tenant’s default in filing to do the same.

19.4.            No Merger. If both Landlord’s and Tenant’s estates in the Land or the Improvements or both become vested in the same owner, this Lease shall nevertheless not be destroyed by application of the doctrine of merger except at the express election of the owner and with the written consent of all Leasehold Mortgagees.

19.5.            Definitions.

19.6.1 “Buildings” means all permanently attached structures which would be considered “buildings” under normal and customary usage including without limitation, game rooms, snack bars, restaurants, and specifically including buildings which are part of amusement attractions, such as ornamentation, obstacles, landscaping and the like.

19.6.2 “Foreclosure” includes judicial foreclosure, sale under a power of sale given in a mortgage, and all other remedies provided by law or equity or set out in a mortgage and enforceable in the State of California at the time of the foreclosure for divesting the obligee of title in the event of the obligee’s default.

19.6.3 “Improvements” means all structures, amusement attractions, parking areas, landscaping, irrigation, utility lines, storm drains, walls, fences, signs and related improvements (but excluding Buildings), and all additions to or improvements thereof, now, or at any time hereafter, located on or in the Land.

19.6.4 “Landlord” means the person(s) who is/are the owner(s) of the Land at the time in question, whether singular or plural in number and whether named in this Lease as Landlord or having become the successor in interest of the named Landlord, or the successor of a successor, whether by assignment, foreclosure, or other transfer and whether intentional or inadvertent or by operation of law; provided, however, whenever Landlord hereunder consists of plural persons or entities, then any action or election by such Landlord under this

Lease shall require the written approval of greater than fifty percent (50%) of the persons or entities which then comprise Landlord.

19.6.5 “Leasehold Mortgage” means the mortgage or deed of trust covering Tenant’s leasehold interest in this Lease given by Tenant to a Leasehold Mortgagee from time to time for the purpose of securing repayment of funds advanced or to be advanced by a Leasehold Mortgagee to Tenant.

19.6.6 “Leasehold Mortgagee” means the mortgagee or beneficiary under the Leasehold Mortgage.

19.6.7 “Person” means person or persons or other entity or entities or any combination of persons or entities.

19.6.8 “Sublease” means a lease by Tenant of the Land or Improvements whether such lease is a lease subordinate to this Lease or a direct lease of Improvements reserved by Tenant. The term also includes licenses, concessions, or other agreements relating to the use or occupancy of the Land or Improvements granted by Tenant resulting in income payable to Tenant.

19.6.9 “Subtenant” means the tenant under a Sublease. The term also includes any licensee or concessionaire.

19.6.10 “Tenant” means the person named as Tenant in this Lease, whether singular or plural in number, or the person who at the time in question is the successor in interest of Tenant, or the successor of a successor, whether by assignment, foreclosure, or other transfer, and whether intentional or inadvertent or by operation of law. It does not, however, include any person claiming under any assignment or other transfer prohibited by this Lease, and this definition does not alter the provisions of this Lease relating to assignment or subletting.

19.7.            Number: Gender. The singular number includes the plural and vice versa whenever the context so requires. The neuter gender includes the feminine and masculine, the masculine includes the feminine and neuter, and the feminine includes the neuter, and each includes corporation, partnership, or other legal entity when the context so requires.

19.8.            Governing Law: Venue. This Lease shall be governed by and construed under the laws of the State of California. In the event of any dispute or litigation under this Lease, the parties agree that the Courts of San Diego County shall have jurisdiction over such dispute or litigation.

19.9.            Exhibits. All exhibits to which reference is made in this Lease are incorporated in the Lease by the respective references to them, whether or not they are actually attached. Reference to “this Lease” includes matters incorporated by reference.

19.10.      Entire Agreement. This Lease contains the entire agreement between the parties. No promise, representation, warranty, or covenant not included or referred to in this Lease has been or is relied on by either party. Each party has relied on its own examination of this Lease, the counsel of its own advisors, and the warranties, representations, and covenants in the Lease itself and those referred to in this Lease.

19.11.      Invalidity. The invalidity or illegality of any provision shall not affect the remainder of the Lease.

19.12.      Binding on Heirs. Subject to the provisions of this Lease on assignment and subletting, each and all of the conditions of this Lease shall be binding on and shall inure to the benefit of the heirs, successors, executors, administrators, assigns, and personal representatives of the respective parties.

19.13.      Holding Over. This Lease shall terminate without further notice at expiration of the term. Any holding over by Tenant after expiration shall not constitute a renewal or extension or give Tenant any rights in or to the Land except as otherwise expressly provided in this Lease.

19.14.      Counterparts. This Lease, or the memorandum of this Lease, or both may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

19.15.      Memorandum of Lease. This Lease shall not be recorded but a Memorandum of this Lease, in the form attached hereto as Exhibit “C” shall be recorded in the County of San Diego, California.

19.16.      Captions. The captions of the various paragraphs and subparagraphs of this Lease are for the convenience and ease of reference only and do not define, limit, augment, or describe the scope, content, or intent of this Lease or of any part or parts of this Lease, a direct lease of Improvements reserved by Tenant.

20.                    Hazardous Materials.

20.1               Use, Storage, Handling and Disposal of Hazardous Materials. Except for petroleum products, cleaning products and chlorine used as part of Tenant’s business and any other Hazardous Materials which are in use at the commencement of this Lease, and except as provided herein, neither Tenant nor any Tenant Party (as defined below) shall cause or permit any hazardous materials (as herein defined) to be used, generated, stored, released, transported, handled or disposed in or about the premises at any time following the execution of this Lease and during the term hereof (such activities are hereinafter referred to as “Environmental Activities”) except to the extent any such uses (i) are ordinary and necessary in the operation of Tenant’s business and (ii) used in compliance with all Hazardous Materials Laws (as herein defined). Notwithstanding the foregoing, and subject to Tenant’s covenants to strictly comply with all “hazardous materials laws” (as defined herein) and all the terms and conditions of this provision, Tenant and all persons by or through Tenant including, but not limited to, assignees, consignees, licensees, subtenants, concessionaires (collectively, the “Tenant Parties”), may bring upon, keep and use in or about the premises (a) general office, kitchen and kitchen supplies typically used in such areas in the ordinary course of business, such as copier toner, liquid paper, glue, ink and cleaning solvents for use in the manner for which they were designed, in such amounts as may be normal for business operations conducted by Tenant on the Land including such chemicals and hazardous materials as are utilized for maintaining the bumper boat pond and other running waters on the premises, (b) petroleum products, cleaning products and chlorine used as part of Tenant’s business and any other Hazardous Materials which are in use at the commencement of this Lease, and (c) those additional Hazardous Materials consented to by Landlord in writing, which consent shall be in Landlord’s sole discretion. In connection with seeking any such consent, Tenant shall deliver to Landlord a description of handling, storage, use and disposal procedures. Notwithstanding the foregoing, except for all current tanks and the tanks contemplated by the Purchase and Sale Agreement between Tenant as Buyer, and Huish Family Fun Centers, Inc., executed concurrently herewith, Tenant shall not install, operate or maintain any above or below grade tank, sump, pit, pond, lagoon or other storage or treatment vessel or device on the Land except those devices that currently exist and/or are currently contemplated and agreed to pursuant to that certain Purchase and Sale Agreement executed between Tenant and Huish Family Fun Centers, Inc., concurrently with this Lease, or as required by health laws and except those devices that are in existence on the date of execution of this Lease unless Landlord shall subsequently give its consent in writing after full disclosure and reasonable investigation by Landlord.

20.2               Compliance with Laws. Tenant, at its sole cost and expense, shall comply and shall cause the Tenant Parties to comply with all federal, state and local laws, ordinances, regulations, all rules, licenses, permits, orders, decrees and judgments relating to Environmental Activities (collectively referred to as “Hazardous Material Laws”) conducted by Tenant or Tenant Parties on the Land. Tenant’s failure to commence to comply with Hazardous Materials Laws within sixty (60) days, or such shorter period as required in any written governmental directive after written notice from any governmental authority with jurisdiction over the Land shall constitute an Event of Default under this Lease. The obligations of Tenant under this section shall (i) survive the expiration or earlier termination of this Lease without any limitation; (ii) constitute obligations which are independent and severable from Tenant’s covenants and obligations to pay Rent under this Lease; and (iii) inure to the benefit of and be enforceable by, Landlord, its assignees and successors-in-interest under this Lease.

20.3               Disclosure Notification. Tenant shall immediately advise Landlord in writing of, and provide Landlord with a copy of (i) any written notices of violation or potential or alleged violation of any Hazardous Material Laws which are received by Tenant from any governmental agency concerned with Tenant’s or the Tenant Parties Environmental Activities, (ii) any and all written inquiry, investigation, enforcement, clean-up, removal or other governmental or regulatory actions instituted or threatened relating to the Land; (iii) all claims made by any third party or threatened by any governmental entity against Tenant or the Land relating to any Hazardous Materials, and (iv) any release of any Hazardous Materials on or about the Land, Buildings or Improvements which Tenant through its officers, directors, general managers and other managers of Tenant’s use upon the Land, Buildings and Improvements know of or reasonably believe may have occurred.

20.4               Inspection of Land. In the event that Landlord reasonably believes that Tenant is in violation of any of Tenant’s duties or obligations under this section, Landlord may require that Tenant retain at Landlord’s sole cost and expense (except as noted below), a registered environmental consultant (the “Consultant”) reasonably acceptable to Landlord to conduct an investigation of the Land, Buildings and Improvements (“Environmental Assessment”) (i) for Hazardous Materials contamination in, about or beneath the Land, Buildings and Improvements; and (ii) to assess all Environmental Activities on the Land, Buildings and Improvements for compliance with all applicable laws, ordinances and regulations and for the use of procedures intended to reasonably reduce the risk of a release of Hazardous Materials. The Environmental Assessment shall be performed in a manner reasonably calculated to discover the presence of Hazardous Materials contamination and shall be of a scope and intensity reflective of the general standards of professional environmental consultants who regularly provide environmental assessment services in connection with the transfer or leasing of real property. Initially, the Environmental Assesment shall take into full consideration the past and present uses of the Land, Buildings and Improvements by Tenant or by any of the Tenant Parties and other factors unique to the Land, Buildings and Improvements. The cost of the Environmental Assessment shall be paid by Landlord. However, Tenant may retain its own consultant at its own expense to confirm the conclusion of all findings of Landlord’s consultant. As between Tenant and Landlord, in the event that the assessment performed by Landlord’s consultant (and confirmed by Tenant’s consultant) disclose that Tenant or any Tenant Party has breached its obligations contained in Sections 20.1 and 20.2 such that a release of Hazardous Materials in violation of Hazardous Materials Laws has been caused by Tenant or any Tenant Party, Tenant shall comply, at its sole cost and expense, with any remediation and/or monitoring required by governmental agencies in order to remedy Tenant’s or such Tenant Party’s breach. In no event shall Tenant be responsible to Landlord for any remediation of pre-existing Hazardous Materials or any release caused by Landlord or any of Landlord’s agents, employees, or contractors. In the event of a disagreement between Tenant’s consultant and Landlord’s consultant, they shall meet and confer as to any additions or conditions requiring correction. Any remaining disputed or issue shall be resolved by arbitration as specified further herein. Tenant covenants to reasonably cooperate with the consultant and to allow entry and reasonable access to all portions of the Land, Buildings and Improvements for the purpose of consultant’s investigation. If Tenant’s consultant and Landlord’s consultant reasonably determines that Tenant violated a duty or obligation set forth in this section in which event the entire cost thereof shall be paid by Tenant as Additional Rent.

20.5               Indemnification of Landlord. Tenant shall indemnify, defend (with counsel satisfactory to Landlord) and hold Landlord, its directors, officers, employees, agents, assigns and any successors in Landlord’s interests under the Lease, harmless from and against any and all loss, costs, damage, expense (including reasonable attorneys’ fees and experts’ fees), claims, cause of action, judgment, penalty, fine or liability directly or indirectly relating to or arising from any breach of Tenant’s obligations described in this Section 20. Notwithstanding the foregoing, Tenant shall not be required to indemnify Landlord with respect to Hazardous Materials which were not used, generated, stored, transported, handled or disposed of in or about the Land, Buildings and Improvements by Tenant or any of the Tenant Parties or agents, such as Hazardous Materials which might migrate onto or under the Land, Buildings and Improvements from another source or which, existed as of the date of execution of this Lease or resulted from the negligence of Landlord or Landlord’s agents, contractors, or employees. Landlord shall have the right, but not the obligation, to join or participate in any legal proceedings or actions initiated in connection with Tenant’s Environmental Activities. If Tenant fails to remediate or accept tender of the obligation to cure or defend, Landlord may also negotiate, defend, approve and appeal any action taken or issued by any applicable governmental authority with regard to contamination of the Land, Buildings and Improvements by any Hazardous Materials. Any costs or expenses incurred by Landlord for which Tenant or any of the Tenant Parties is or are responsible under this section or for which Tenant has indemnified Landlord shall be reimbursed by Tenant to Landlord on demand as Additional Rent.

20.6               Remediation. If any Environmental Activities undertaken by Tenant or any of the Tenant Parties in violation of Hazardous Materials Laws and the provisions of this Lease result in contamination of the Land, Buildings and Improvements, or any portion of the soil, ground or water thereunder, Tenant shall take all actions at its sole expense and without abatement of rent, as are necessary to return the affected portion of the Land, Buildings and Improvements, and the soil and ground water to the condition required by any governmental agencies having jurisdiction. Landlord shall also have the right to approve any and all contractors hired by Tenant to perform such remedial work which approval shall not be unreasonably withheld or delayed. All such remedial work shall be performed in compliance with all applicable laws and ordinances and regulations and in such a manner as to minimize any interference with the use and enjoyment of the Land. Appearance of Hazardous Materials in or about the Land shall not be deemed an occurrence of damage or destruction subject to the terms of this Lease respecting damage or destruction caused by act of God, force of nature, fire, flood, earthquake or other casualty, unless the remediation of such Land causes a shut-down of 50% or more of the Land.

20.7               Definition of Hazardous Materials. Hazardous Materials shall mean asbestos, any petroleum fuel and any hazardous or toxic substance, material or waste which is, or during the term of this Lease, becomes regulated by any local governmental authority, State of California or the United States government, including but not limited to, any material or substance defined as a “Hazardous Waste”, “Extremely Hazardous Waste”, “Restricted Hazardous Waste”, “Hazardous Substance”, “Hazardous Material” or ‘Toxic Pollutant” under the California Health and Safety Code and/or under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. The term “Hazardous Materials” will not include cleaning products, landscape fertilizers or other products in ordinary quantities that are customarily used in the ordinary course of business of operating and maintaining commercial properties (but which will nevertheless be used in compliance with applicable Hazardous Material Laws).

20.8               Impact of Assignment and Subletting. If a proposed transferee’s activities in or about the Land, Buildings and Improvements involve the use, handling, storage or disposal of any Hazardous Materials other than those used by Tenant and in quantities and the uses similar to Tenant’s uses in compliance with this Lease, (i) it shall be reasonable for Landlord to withhold its consent to such assignment or sublease in light of the risk of contamination posed by such activities unless Tenant satisfies the conditions prescribed in the following clause and/or (ii) Landlord may impose an additional condition to such assignment or sublease which requires Tenant to establish beyond a reasonable doubt that such transferee’s activities pose no significantly greater risk of contamination of the Land, Buildings and Improvements than do Tenant’s permitted activities in view of the (a) quantities, toxicity and other properties of the Hazardous Materials to be used by such transferee; (b) the precautions against a release of Hazardous Materials such transferee agrees to implement; (c) such transferee’s financial condition as it relates to its ability to fund a major clean-up and (d) such transferee’s policy and historical record respecting its willingness to respond to and clean-up a release of Hazardous Materials.

21.                    COMPLIANCE WITH AMERICAN DISABILITIES ACT AND SIMILAR PROVISIONS. Tenant shall be required throughout the duration of this Lease to insure the Land, Buildings and Improvements are in compliance with the American Disabilities Act and any similar provisions pertaining to the Buildings and/or Improvements erected on the Land or in the operations of Tenant’s business on the Land during the duration of this Lease. Tenant shall this Lease, make any modifications and corrections to the Buildings and/or Improvements as required to Comply with the American Disabilities Act, or provisions similar thereto pertaining to the Buildings and/or Improvements now erected or subsequently erected on the Land or maintained on the Land during the duration of this Lease as part of Tenant’s business.

19.16. Time of Essence. Time is of the essence of this Lease.

This Lease is executed by the parties hereto as of the date first above written.

TENANT:			LANDLORD:

FESTIVAL FUN PARKS, LLC			HUISH LAND TRUST
a Delaware limited liability company			dated May 24, 1984

By:	/s/ Mark C Monaco		By:	/s/ John M. Huish, Trustee
	FEC HOLDING COMPANY, INC.			John M. Huish, Trustee
a Delaware Corporation,
	Its Sole Member		CAROLYN B. HUISH PROPERTIES

	By:	/s/ Mark C Monaco	By:	/s/ John M. Huish, General Partner
	Name:	Mark C Monaco		John M. Huish, General Partner
	Its:	VICE PRESIDENT

State of California	)
)ss.
County of San Diego))

On 14 July 1998 before me, Katy E. Mazzei personally appeared John M. Huish personally known to me, or proved to me on the basis of satisfactory evidence, to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.

[SEAL]

KATY E. MAZZEI Commission # 1081265 Notary Public — California Fresno County My Comm. Expires Dec 17, 1999

NEW YORK

INDIVIDUAL

STATE OF New York	)
) ss.
COUNTY OF NASSAU	)

On the 20th  day of July, 1998, before me personally came Mark C. Monaco , to me known to be the person described in and who executed the foregoing instrument, and acknowledged to me that he executed the same.

/s/ Ellen S. Wissemann
Notary Public

ELLEN S. WISSEMANN NOTARY PUBLIC, STATE OF NEW YORK NO. 01W15082656 QUALIFIED IN NASSAU COUNTY COMMISSION EXPIRES JULY 28, 1999

EXHIBIT A

DESCRIPTION

PARCEL 1:

THAT PORTION OF LOT 54 OF THE HIGHLANDS, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 284, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, MARCH 16, 1887, DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT ON THE NORTHERLY LINE OF SAID LOT 54, DISTANT THEREON NORTH 89°52’00” EAST, 666.51 FEET FROM THE INTERSECTION OF SAID NORTHERLY LINE WITH A LINE ESTABLISHED BY THE SHAW SURVEY OF 1893, FILED IN THE OFFICE OF THE CITY ENGINEER OF THE CITY OF SAN DIEGO, SAID SHAW LINE PURPORTEDLY BEING THE EASTERLY BOUNDARY OF PUEBLO LANDS OF SAN DIEGO AS SAID PUEBLO LANDS ARE SHOWN ON MISCELLANEOUS MAP NO. 36; THENCE LEAVING SAID NORTHERLY LINE SOUTH 42°48’48” WEST, 157.52 FEET TO THE BEGINNING OF A TANGENT 310.00 FOOT RADIUS CURVE CONCAVE SOUTHEASTERLY; THENCE WESTERLY AND SOUTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 64°59’04”, 351.60 FEET; THENCE TANGENT TO SAID CURVE SOUTH 22°10’16” EAST TO THE SOUTHERLY LINE OF SAID LOT 54; THENCE EASTERLY ALONG SAID SOUTHERLY LINE TO AN ANGLE POINT IN THE WESTERLY LINE OF MCGRATH-HIGHLANDS INDUSTRIAL CENTER NO. 2, ACCORDING TO MAP THEREOF NO. 6159, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY; THENCE NORTHERLY ALONG THE WESTERLY LINE OF SAID MAP NO. 6159 AND THE NORTHERLY PROLONGATION THEREOF TO THE NORTHERLY LINE OF SAID LOT 54; THENCE WESTERLY ALONG SAID NORTHERLY LINE TO THE POINT OF BEGINNING.

PARCEL 2:

A PARCEL OF LAND IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, LYING WITHIN A PORTION OF LOT 78 OF RANCHO MISSION, ACCORDING TO PARTITION MAP THEREOF, FILED IN THE OFFICE OF THE COUNTY CLERK OF SAID COUNTY IN THE ACTION OF JUAN M. LOCO, ET AL, VS. COMMERCIAL BANK OF SAN DIEGO, AND LYING WITHIN A PORTION OF THE UNNAMED STREET LYING NORTHERLY OF AND ADJOINING LOT 54 OF THE HIGHLANDS, ACCORDING TO MAP THEREOF NO. 284. FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, MARCH 16, 1887.

BEGINNING AT A POINT ON THE NORTHERLY LINE OF SAID LOT 54, DISTANT HEREON NORTH 89°52’00” EAST 666.51 FEET FROM THE INTERSECTION OF SAID NORTHERLY LINE WITH A LINE ESTABLISHED BY THE SHAW SURVEY OF 1893, FILED IN THE CITY ENGINEERS OFFICE, CITY OF SAN DIEGO, SAID SHAW LINE PURPORTEDLY BEING THE EASTERLY BOUNDARY OF PUEBLO LANDS OF SAN DIEGO AS SAID PUEBLO LANDS ARE SHOWN ON MISCELLANEOUS MAP NO. 361; THENCE LEAVING SAID NORTHERLY LINE, NORTH 42°48’48” EAST 10.00 FEET; THENCE NORTH 66°38’32” EAST 114.79 FEET; THENCE NORTH 12°48’48” EAST 12.00 FEET; THENCE SOUTH 77°11’12” EAST TO AN INTERSECTION WITH THE NORTHERLY PROLONGATION OF THE WESTERLY LINE OF MCGRATH-HIGHLANDS INDUSTRIAL CENTER NO. 2, ACCORDING TO MAP THEREOF NO. 6159, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY; THENCE SOUTH 10°06’09” EAST ALONG SAID PROLONGATION TO SAID NORTHERLY LINE OF LOT 54; THENCE ALONG SAID NORTHERLY LINE, SOUTH 89°52’00” WEST TO THE POINT OF BEGINNING.

EXHIBIT B